Exhibit 10.1

EXECUTION COPY

Published CUSIP Number: 46635MAC1
Revolver CUSIP Number: 46635MAD9
Term Loan A CUSIP Number: 46635MAE7
Bullet Term Loan CUSIP Number: 46635MAF4

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 4, 2010

among

JACK HENRY & ASSOCIATES, INC.,
as Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME
PARTY HERETO,
as Guarantors

THE LENDERS PARTIES HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

BANK OF AMERICA, N.A.,
as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,
REGIONS BANK

and

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

WELLS FARGO SECURITIES, LLC

and

BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Runners

Prepared by:	Moore&VanAllen

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Definitions.	1
1.2	Computation of Time Periods.	28
1.3	Accounting Terms.	29
SECTION 2 CREDIT FACILITY		29
2.1	Revolving Loans.	29
2.2	Term Loan A; Bullet Term Loan.	31
2.3	Swingline Loan Subfacility.	34
2.4	Letter of Credit Subfacility.	37
2.5	Additional Loans.	40
2.6	Default Rate.	42
2.7	Extension and Conversion.	43
2.8	Prepayments.	44
2.9	Termination and Reduction of Commitments	46
2.10	Fees.	47
2.11	Computation of Interest and Fees.	48
2.12	Pro Rata Treatment and Payments.	48
2.13	Non-Receipt of Funds by the Administrative Agent.	50
2.14	Inability to Determine Interest Rate.	51
2.15	Illegality.	52
2.16	Yield Protection.	52
2.17	Indemnity.	54
2.18	Taxes.	54
2.19	Indemnification; Nature of Issuing Lender's Duties.	57
2.20	Replacement of Lenders.	58
2.21	Defaulting Lenders.	59
SECTION 3 REPRESENTATIONS AND WARRANTIES		59
3.1	Existing Indebtedness.	60
3.2	Financial Statements.	60
3.3	No Material Adverse Change.	60
3.4	Organization; Existence.	60
3.5	Authorization; Power; Enforceable Obligations.	61
3.6	Consent; Government Authorizations.	61
3.7	No Material Litigation.	61
3.8	No Default.	62
3.9	Taxes.	62
3.10	ERISA.	62
3.11	Governmental Regulations, Etc.	63
3.12	Subsidiaries.	64
3.13	Use of Proceeds.	64
3.14	Contractual Obligations; Compliance with Laws; No Conflicts.	65
3.15	Accuracy and Completeness of Information.	65
3.16	Environmental Matters.	65
3.17	Solvency.	66
3.18	No Burdensome Restrictions.	67
3.19	Title to Property; Leases.	67
3.20	Insurance.	67
3.21	Licenses and Permits.	67
3.22	Anti-Terrorism Laws.	67
3.23	Consummation of Acquisition.	68
3.24	Collateral Representations.	68
3.25	Pledge Agreement.	68
3.26	Compliance with OFAC Rules and Regulations.	69
3.27	Classification of Senior Indebtedness.	69
3.28	Labor Matters.	69
3.29	Material Contracts.	70
SECTION 4 CONDITIONS		70
4.1	Conditions to Closing.	70
4.2	Conditions to All Extensions of Credit.	74
SECTION 5 AFFIRMATIVE COVENANTS		75
5.1	Financial Statements.	76
5.2	Certificates; Other Information.	77
5.3	Notices.	78
5.4	Maintenance of Existence; Compliance with Laws; Contractual Obligations.	79
5.5	Maintenance of Property; Insurance.	79
5.6	Inspection of Property; Books and Records; Discussions.	80
5.7	Use of Proceeds.	80
5.8	Additional Guarantors.	80
5.9	Financial Covenants.	81
5.10	Payment of Obligations.	81
5.11	Environmental Laws.	82
5.12	Pledged Assets.	82
5.13	Further Assurances; Post-Closing Requirements.	83
SECTION 6 NEGATIVE COVENANTS		84
6.1	Indebtedness.	84
6.2	Liens.	85
6.3	Nature of Business.	85
6.4	Mergers, Sale of Assets and Indebtedness of Subsidiaries.	85
6.5	Advances, Investments and Loans.	86
6.6	Transactions with Affiliates.	88
6.7	Fiscal Year; Organizational Documents; Material Contracts; Subordinated Indebtedness.	88
6.8	Limitation on Restricted Actions.	89
6.9	Restricted Payments.	89
6.10	Sale Leasebacks.	90
6.11	No Further Negative Pledges.	90
SECTION 7 EVENTS OF DEFAULT		91
7.1	Events of Default.	91
7.2	Acceleration; Remedies.	94
SECTION 8 AGENCY PROVISIONS		95
8.1	Appointment and Authority.	95
8.2	Nature of Duties.	95
8.3	Exculpatory Provisions.	95
8.4	Reliance by Administrative Agent.	96
8.5	Notice of Default.	97
8.6	Non-Reliance on Administrative Agent and Other Lenders.	97
8.7	Indemnification.	98
8.8	Administrative Agent in Its Individual Capacity.	98
8.9	Successor Administrative Agent.	98
8.10	Collateral and Guaranty Matters.	99
8.11	Bank Products.	100
SECTION 9 GUARANTY		101
9.1	The Guaranty.	101
9.2	Bankruptcy.	102
9.3	Nature of Liability.	102
9.4	Independent Obligation.	103
9.5	Authorization.	103
9.6	Reliance.	103
9.7	Waiver.	104
9.8	Limitation on Enforcement.	105
9.9	Confirmation of Payment.	105
SECTION 10 MISCELLANEOUS		106
10.1	Amendments and Waivers.	106
10.2	Notices.	109
10.3	No Waiver; Cumulative Remedies.	111
10.4	Survival of Representations and Warranties.	111
10.5	Payment of Expenses and Taxes.	111
10.6	Successors and Assigns; Participations; Purchasing Lenders.	112
10.7	Adjustments; Set-off.	116
10.8	Table of Contents and Section Headings.	117
10.9	Counterparts.	117
10.10	Effectiveness.	117
10.11	Severability.	117
10.12	Integration.	117
10.13	GOVERNING LAW.	118
10.14	Arbitration.	118
10.15	Consent to Jurisdiction and Service of Process.	119
10.16	Confidentiality.	120
10.17	Acknowledgments.	121
10.18	Waivers of Jury Trial.	121
10.19	Patriot Act Notice.	122
10.20	Resolution of Drafting Ambiguities.	122
10.21	Continuing Agreement.	122
10.22	Press Releases and Related Matters.	123
10.23	Appointment of Borrower.	123
10.24	No Advisory or Fiduciary Responsibility.	123

SCHEDULES

Schedule 1.1(a)	Form of Account Designation Letter
Schedule 1.1(b)	Form of Secured Party Designation Notice
Schedule 2.1(a)	Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(a)	Form of Term Loan A Note
Schedule 2.2(b)	Form of Bullet Term Loan Note
Schedule 2.3(d)	Form of Swingline Note
Schedule 2.7	Form of Notice of Extension/Conversion
Schedule 2.18	2.18 Certificate
Schedule 3.1	Indebtedness
Schedule 3.12	Subsidiaries
Schedule 3.20	Insurance
Schedule 3.24	Pledged Capital Stock
Schedule 3.29	Material Contracts
Schedule 4.1(d)	Form of Secretary's Certificate
Schedule 5.2(b)	Form of Officer's Compliance Certificate
Schedule 5.8	Form of Joinder Agreement
Schedule 6.2	Liens
Schedule 10.6(b)	Form of Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 4, 2010 (the "Credit Agreement"), is by and among JACK HENRY & ASSOCIATES, INC., a Delaware corporation, (the "Borrower"), those Domestic Subsidiaries of the Borrower identified as "Guarantors" on the signature pages hereto and such other Subsidiaries of the Borrower as may from time to time become a party hereto (the "Guarantors"), the lenders named herein and such other lenders as may become a party hereto (collectively, the "Lenders" and individually, a "Lender") and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent").

W I T N E S S E T H

     WHEREAS, the Borrower, the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association), as administrative agent, are parties to that certain Credit Agreement dated as of April 19, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the "Existing Credit Agreement");

     WHEREAS, the Lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions hereinafter set forth;

     WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate amount of up to $400,000,000, as more particularly described herein, subject to an increase in such amount as provided in Section 2.5 hereof; and

     WHEREAS, the Lenders have agreed to make the requested credit facilities available to the Borrower on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1     Definitions.

     As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

     "AAA" means the American Arbitration Association.

     "Account Designation Letter" means the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

     "Acquired Company" means iPay Technologies Holding Company, LLC.

     "Acquisition" means the purchase of the outstanding Capital Stock of the Acquired Company by the Borrower pursuant to the Acquisition Documents.

     "Acquisition Documents" means (a) that certain Securities Purchase Agreement dated as of May 6, 2010 by and among the Borrower, as the purchaser, the Acquired Company, and the holders of all Capital Stock of the Acquired Company, as the sellers, and (b) any other material agreement, document or instrument executed in connection with the foregoing, in each case as in effect on the Closing Date.

     "Administrative Agent" has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

     "Administrative Agent's Fee Letter" means that certain letter agreement, dated as of April 20, 2010, among the Administrative Agent, WFS and the Borrower, as amended, modified, supplemented or replaced from time to time.

     "Administrative Agent's Fees" has the meaning set forth in Section 2.10(d).

     "Administrative Questionnaire" shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

     "Affiliate" means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Aggregate Revolving Committed Amount" means the aggregate amount of Commitments in effect from time to time, being initially One Hundred Fifty Million Dollars ($150,000,000) (as such amount may be increased as provided in Section 2.5 or reduced as provided in Section 2.9 from time to time).

     "Alternate Base Rate" means, for any day, the rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) the difference between the Applicable Percentage for LIBOR Rate Loans on such day and the Applicable Percentage for Alternate Base Rate Loans on such day. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a) of thefirst sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in LIBOR, the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in LIBOR, the Prime Rate or the Federal Funds Rate, respectively.

     "Alternate Base Rate Loans" means Loans that bear interest at an interest rate based on the Alternate Base Rate.

     "Anti-Terrorism Laws" has the meaning set forth in Section 3.22.

     "Applicable Percentage" means, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Alternate Base Rate Loans shall be the percentage set forth under the column "Alternate Base Rate Margin", (b) LIBOR Rate Loans shall be the percentage set forth under the column "LIBOR Rate Margin and Letter of Credit Fee", (c) the Letter of Credit Fee shall be the percentage set forth under the column "LIBOR Rate Margin and Letter of Credit Fee" and (d) the Unused Fee shall be the percentage set forth under the column "Unused Fee":

Applicable Percentage
Level	Leverage Ratio	Alternate Base Rate Margin	LIBOR Rate Margin and Letter of Credit Fee	Unused Fee
I	≥ 2.00 to 1.00	2.000%	3.000%	0.500%

II	< 2.00 to 1.00 but ≥1.50 to 1.00	1.500%	2.500%	0.500%

III	< 1.50 to 1.00 but ≥1.00 to 1.00	1.250%	2.250%	0.500%

IV	<1.00 to 1.00	1.000%	2.000%	0.375%

     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a) and (b) and Section 5.2(b) (each an "Interest Determination Date"). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on Level II until the first Interest Determination Date occurring after the delivery of the officer's compliance certificate pursuant to Section 5.2(b) for the second full fiscal quarter to occur following the Closing Date. After the Closing Date, if the Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 5.1(a) and (b) and Section 5.2(b), the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio. In the event that any financial statement or certification delivered pursuant to Sections 5.1(a) or (b) or Section 5.2(b) is shown to be inaccurate (regardless of whether this Credit Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an "Applicable Period") than the Applicable Percentage applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees, if any, owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.6 and 7.1.

     "Approved Fund" means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     "Arbitration Rules" means the Commercial Financial Disputes Arbitration Rules of the AAA.

     "Asset Disposition" means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term "Asset Disposition" shall not include the sale, lease, transfer or other disposition of assets permitted by Subsection 6.4(a)(i) through (vii).

     "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Schedule 10.6(b) or any other form approved by the Administrative Agent.

     "Bank Product" means any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as "Credit Party Obligations" for purposes of a distribution under Section 2.12(b), the applicable Bank Product Provider must have either provided a Secured Party Designation Notice prior to, concurrently with or within five (5) Business Days after issuing such Bank Product or provided a Secured Party Designation Notice within ten (10) days following the Closing Date, in each case, to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the "Bank Product Amount"). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider. Any Bank Product established from and after the time that the Lenders have received written notice from the Borrower or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 10.1, shall not be included as "Credit Party Obligations" for purposes of a distribution under Section 2.12(b).

     "Bank Product Amount" shall have the meaning set forth in the definition of Bank Product.

     "Bank Product Debt" means the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.

     "Bank Product Provider" means any Person that provides Bank Products to a Credit Party or any Subsidiary to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be an Affiliate of a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person's Affiliate ceases to be an Affiliate of a Lender).

     "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

     "Borrower" has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

     "Bullet Term Loan" shall have the meaning set forth in Section 2.2(b)(i).

     "Bullet Term Loan Commitment" means, with respect to each Bullet Term Loan Lender, the commitment of such Bullet Term Loan Lender to make its portion of the Bullet Term Loan in a principal amount equal to such Bullet Term Loan Lender's Bullet Term Loan Commitment Percentage of the Bullet Term Loan Committed Amount.

     "Bullet Term Loan Commitment Percentage" means, for any Bullet Term Loan Lender, the percentage identified as its Bullet Term Loan Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(b).

     "Bullet Term Loan Committed Amount" shall have the meaning set forth in Section 2.2(b)(i).

     "Bullet Term Loan Facility" shall have the meaning set forth in Section 2.2(b)(i).

     "Bullet Term Loan Lender" means a Lender holding a Bullet Term Loan Commitment or a portion of the outstanding Bullet Term Loan.

     "Bullet Term Loan Maturity Date" means the date that is six months following the Closing Date; provided, however, if such date is not a Business Day, the Bullet Term Loan Maturity Date shall be the next succeeding Business Day.

     "Bullet Term Loan Note" or "Bullet Term Loan Notes" means the promissory notes of the Borrower (if any) in favor of any of the Bullet Term Loan Lenders evidencing the portion of the Bullet Term Loan provided by any such Bullet Term Loan Lender pursuant to Section 2.2(b)(i), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

     "Business Day" means any day other than a Saturday, Sunday or legal holiday on which commercial banks are open for business in Charlotte, North Carolina and New York, New York; except that when used in connection with a LIBOR Rate Loan, such day shall also be a day on which dealings between banks are carried on in London, England in deposits of Dollars.

     "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

     "Capital Stock" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

     "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition ("Government Obligations"), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation with a short term rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) Investments, classified in accordance with GAAP as current assets of the Borrower or its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P, and the portfolios of which are limited solely to Investments (i) in corporate obligations having a remaining maturity of less than two years, issued by corporations having outstanding comparable obligations that are rated in the two highest categories of Moody's and S&P or no lower than the two highest long term debt ratings categories of either Moody's or S&P or (ii) of the character, quality and maturity described in clauses (a)-(e) of this definition and (g) corporate investment grade debt securities rated BBB+ or better by S&P and Baa1 or better by Moody's and maturing within 60 days of the date of acquisition.

     "Cash Management Services" means any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

     "Change of Control" means (a) any Person or two or more Persons acting in concert shall have acquired "beneficial ownership," directly or indirectly, of, or shall have acquired by contract or otherwise, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 40% or more of the combined voting power of all Voting Stock of the Borrower, or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

     "Closing Date" means the date hereof.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

     "Collateral" means a collective reference to the collateral which is identified in, and at any time will be covered by, the Pledge Agreement and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity or (b) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity.

     "Commitment" means the Revolving Commitment, the LOC Commitment, the Term Loan A Commitment, the Bullet Term Loan Commitment and the Swingline Commitment, individually or collectively, as appropriate.

     "Commitment Percentage" means the Revolving Commitment Percentage, Term Loan A Commitment Percentage and/or the Bullet Term Loan Commitment Percentage, as appropriate.

     "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (a) the Revolving Maturity Date, or (b) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

     "Consolidated Assets" means, at any time, the amount representing the assets of the Borrower and the Subsidiaries that would appear on a consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP.

     "Consolidated EBIT" means, for any period, (a) Consolidated Net Income for such period plus, without duplication, (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) any expense directly related to the Acquisition taken pursuant to Accounting Standards Codification Topic 805 (to the extent Accounting Standards Codification Topic 805 is in effect) that would otherwise have been capitalized under GAAP in effect as of the Closing Date and (iv) all non-cash items (other than depreciation and amortization) decreasing Consolidated Net Income for such period and minus, without duplication, (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, for purposes of calculating Consolidated EBIT for any fiscal quarter ending on or prior to June 30, 2010, Consolidated EBIT shall be calculated on a Pro Forma Basis.

     "Consolidated EBITDA" means, for any period, (a) Consolidated Net Income for such period plus, without duplication, (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) any expense directly related to or associated with FASB Statement No. 123 (revised 2004) Share-Based Payment (Statement No. 123 (R)), which is effective for the Borrower for periods beginning after June 30, 2005, (v) any expense directly related to the Acquisition taken pursuant to FAS 141R (to the extent FAS 141R is in effect) that would otherwise have been capitalized under GAAP in effect as of the Closing Date and (vi) other non-cash items decreasing Consolidated Net Income for such period and minus, without duplication, (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA for any fiscal quarter ending on or prior to June 30, 2010, Consolidated EBITDA shall be calculated on a Pro Forma Basis.

     "Consolidated Funded Debt" means, as of any date of determination, Funded Debt of the Borrower and its Subsidiaries on a consolidated basis.

     "Consolidated Interest Expense" means, for any period, all Interest Expense (excluding any write off of deferred financing costs and amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of the Borrower and its Subsidiaries on a consolidated basis.

     "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and losses) for that period.

     "Continuing Directors" means, during any period of up to 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower's board of directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

     "Credit Documents" means a collective reference to this Credit Agreement, the Notes, the Pledge Agreement, the LOC Documents, the Fee Letter, the Administrative Agent's Fee Letter, any Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any agreement, document, certificate or instrument related to a Bank Product).

     "Credit Party" means any of the Borrower or the Guarantors.

     "Credit Party Obligations" means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all Bank Product Debt.

     "Debt Issuance" means the issuance of any Indebtedness by any Credit Party or any of its Subsidiaries (excluding any issuance by the Borrower of its Capital Stock or any Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred pursuant to Sections 6.1(a)-(i) hereof).

     "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     "Default Rate" means (a) when used with respect to the Credit Party Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Percentage, applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Percentage applicable to LIBOR Rate Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Percentage, applicable to Alternate Base Rate Loans plus 2.00% per annum.

     "Defaulting Lender" means, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Credit Agreement or failed to fund a Participation Interest in accordance with the terms of this Credit Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement and such default remains uncured, (c) as to which the Federal Deposit Insurance Corporation has been appointed receiver or conservator by a federal or state chartering authority or otherwise pursuant to the FDI Act (12 U.S.C. § 11(c)), (d) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit or (e) has been (or the entity that controls such Lender has been) deemed insolvent or become subject to a bankruptcy or other similar proceeding.

     "Dispute" means any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Credit Agreement and other Credit Documents.

     "Dollars" and "$" means dollars in lawful currency of the United States of America.

     "Domestic Lending Office" means, initially, the office of each Lender designated as such on such Lender's Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

     "Domestic Subsidiary" means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

     "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include (A) any Credit Party or any of the Credit Party's Affiliates or Subsidiaries or (B) any Defaulting Lender (or any of their Affiliates).

     "Environmental Laws" means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

     "ERISA Affiliate" means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

     "Eurodollar Reserve Percentage" means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     "Event of Default" means such term as defined in Section 7.1.

     "Extension of Credit"     means, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

     "Existing Credit Agreement" has the meaning specified in the recitals to this Credit Agreement.

     "Existing EFT Commerce Bank Facility" means the Borrower's existing $5,000,000 EFT credit line with Commerce Bank, N.A. which will remain in place after the execution of this Credit Agreement.

     "Existing First State Bank Facility" means the Borrower's existing $8,000,000 credit line with First State Bank of Purdy secured by $1,000,000 of assets, such credit line to remain in place after execution of this Credit Agreement.

     "Fee Letter" means that certain letter agreement, dated as of May 6, 2010, among the Administrative Agent, the Lead Arrangers, Bank of America, N.A. and the Borrower, as amended, modified, supplemented or replaced from time to time.

     "Fees" means all fees payable pursuant to Section 2.10.

     "Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

     "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

     "Fund" shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "Funded Debt" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person (provided, however, earn-out obligations incurred in connection with acquisitions shall not be deemed to be "Funded Debt" unless such obligations remain unpaid more than 60 days after such obligations are calculated), (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof (i) which would be accounted for as interest expense under GAAP or (ii) that are with a Bank Product Provider, (g) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments prior to the date six months after the Maturity Date, redemption prior to the date six months after the Maturity Date or other acceleration, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that if such Person has not assumed or otherwise become liable for payment of such Indebtedness of others, the amount of Indebtedness under this clause (j) shall be the lesser of the amount of such Indebtedness of others and the fair market value of such property, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof, and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

     "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

     "Government Acts" has the meaning set forth in Section 2.19(a).

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guarantors" means (a) any of the Material Subsidiaries identified as a "Guarantor" on the signature pages hereto and (b) any Person which executes a Joinder Agreement, together with their successors and permitted assigns as required by Section 5.8.

     "Guaranty" means the guaranty of the Guarantors set forth in Section 9.

     "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefore, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

     "Hedging Agreements" means, with respect to any Person, any non-speculative agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person (provided, however, earn-out obligations incurred in connection with acquisitions shall not be deemed to be "Indebtedness" unless such obligations remain unpaid more than 60 days after such obligations are calculated), (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases plus any accrued interest thereon, (i) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which (i) would be accounted for as interest expense under GAAP or (ii) that are with a Bank Product Provider, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock or other equity interest issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments prior to the date six months after the Maturity Date, redemption prior to the date six months after the Maturity Date or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

     "Insolvency" means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

     "Intangibles" means all assets which would be shown as intangible assets on a balance sheet prepared in accordance with GAAP.

     "Interest Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (i) Consolidated EBIT for the period of the four fiscal quarters ending on such date to (ii) Consolidated Interest Expense paid or payable in cash during such period. For purposes of calculating the Interest Coverage Ratio for the first three fiscal quarters following the Closing Date, Consolidated Interest Expense shall be annualized such that (a) for the calculation of Consolidated Interest Expense for the four fiscal quarter period ending June 30, 2010, such components for the fiscal quarter then ending will be multiplied by four (4), (b) for the calculation of Consolidated Interest Expense for the twelve month period ending September 30, 2010, such components for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of Consolidated Interest Expense for the twelve month period ending December 31, 2010, such components for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3). Consolidated Interest Expense for the fiscal quarter ending June 30, 2010 shall be computed by measuring the actual Consolidated Interest Expense from the Closing Date through June 30, 2010 (the "Stub Period"), dividing such amount by the number of days in the Stub Period and then multiplying such daily amount by ninety-one (91).

     "Interest Expense" means, with respect to any Person for any period, the sum of the amount of interest paid or accrued in respect of such period.

     "Interest Payment Date" means (a) as to any Alternate Base Rate Loan or Swingline Loan, the last day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.8(b), the date on which such mandatory prepayment is due.

     "Interest Period" means, as to any LIBOR Rate Loan, a period of one, two, three or six months duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of LIBOR Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and, further with regard to the Term Loans, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date, (iii) in the case of LIBOR Rate Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month; (iv) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan and (v) no more than five (5) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

     "Investment" has the meaning set forth in Section 6.5.

     "Issuing Lender" means Wells Fargo.

     "Issuing Lender Fees" has the meaning set forth in Section 2.10(c).

     "Joinder Agreement" means a Joinder Agreement in substantially the form of Schedule 5.8, executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 5.8.

     "Lead Arrangers" means WFS and Banc of America Securities LLC, together with their successors and assigns.

     "Lenders" means each of the Persons identified as a "Lender" on the signature pages hereto, and their successors and assigns.

     "Letters of Credit" means any letter of credit issued by the Issuing Lender pursuant to the terms of Section 2.4 hereof, as such Letters of Credit may be amended, restated, modified, extended, renewed or replaced from time to time. The term "Letters of Credit" shall not include any letters of credit issued under the Existing First State Bank Credit Facility.

     "Letter of Credit Fee" has the meaning set forth in Section 2.10(b).

     "Leverage Ratio" means as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt as of such day to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such day.

     "LIBOR" means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then "LIBOR" shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

     "LIBOR Lending Office" means, initially, the office of each Lender designated as such Lender's LIBOR Lending Office on such Lender's Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

     "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

     "LIBOR Rate Loan" means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

     "Loan" or "Loans" means a Revolving Loan, Swingline Loan, the Term Loan A and/or the Bullet Term Loan, as appropriate.

     "LOC Commitment" means the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase participation interests in the Letters of Credit up to such Revolving Lender's LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

     "LOC Commitment Percentage" means, for each Revolving Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6.

     "LOC Committed Amount" has the meaning set forth in Section 2.4(a).

     "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

     "LOC Obligations" means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

     "Mandatory Borrowing" with respect to (a) Swingline Loans, has the meaning set forth in Section 2.3(b); and (b) with respect to Letters of Credit, the meaning set forth in Section 2.4(e).

     "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability (i) against any Credit Party of any Credit Document to which it is a party or (ii) of the Administrative Agent's Liens (for the benefit of the Secured Parties) on the Collateral or the priority of such Liens.

     "Material Contract" means any contract or other arrangement, whether written or oral, to which the Borrower or any of its Subsidiaries is a party as to which the Borrower or any of its Subsidiaries is obligated to pay or is entitled to receive $15,000,000 or more in any 12 month period.

     "Material Subsidiary" means, at any time, each Subsidiary (a) having (on a consolidated basis with its Subsidiaries) at such time total (gross) revenues for the most recently ended fiscal year in excess of 5.0% of the total (gross) revenues of the Borrower and its Subsidiaries for such period or (b) with respect to which 5.0% or more of Consolidated EBITDA is attributable thereto for such period.

     "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     "Maturity Date" means the Revolving Maturity Date, the Term Loan A Maturity Date and/or the Bullet Term Loan Maturity Date, as applicable.

     "Minimum Liquidity" means, as of any date of determination, the sum of borrowing availability under the Aggregate Revolving Committed Amount plus unrestricted cash and Cash Equivalents of the Credit Parties.

     "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

     "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Multiple Employer Plan" means a Plan (other than a Multiemployer Plan) which any Credit Party or any ERISA Affiliate and at least one employer other than the Credit Parties or any ERISA Affiliate are contributing sponsors.

     "Net Cash Proceeds" means the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition or Recovery Event, net of (a) reasonable and customary direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith and paid to Persons who are not Credit Parties or their Affiliates, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition and (c) taxes paid or reasonably estimated to be payable as a result thereof; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition or Recovery Event and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.

     "Note" or "Notes" means the Revolving Notes, the Term Loan A Notes and/or the Bullet Term Loan Notes, collectively or separately, as appropriate.

     "Notice of Borrowing" means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i).

     "Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Schedule 2.7, as required by Section 2.7.

     "OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

     "Participant" means the meaning set forth in Section 10.6(d).

     "Participation Interest" means the purchase by a Revolving Lender of a participation interest in Swingline Loans as provided in Section 2.3(b)(ii) or in Letters of Credit as provided in Section 2.4(c).

     "Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     "Permitted Acquisition" means any acquisition or any series of related acquisitions by a Credit Party of the assets or a majority of the Voting Stock of a Person that is (a) incorporated, formed or organized in the United States, or any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States or (b) not incorporated, formed or organized in the United States, or any division, line of business or other business unit of a Person that is not incorporated, formed or organized in the United States, so long as the aggregate amount of consideration (including, without limitation, equity consideration, earn out obligations, deferred compensation, non-competition arrangements and the amount of Indebtedness and other liabilities incurred or assumed by the Credit Parties and their Subsidiaries) of any such acquisition does not exceed $100,000,000 (each such Person or such division, line of business or other business unit of such Person referred to in clauses (a) and (b) above are referred to herein as the "Target"), in the case of each of clauses (a) and (b) above, that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties shall have demonstrated to the satisfaction of the Administrative Agent and the Required Lenders that (A) the Leverage Ratio will be no greater than 2.25 to 1.0 (calculated on a Pro Forma Basis) and (B) immediately after giving effect to such acquisition the Minimum Liquidity of the Credit Parties is at least $50,000,000, (iii) the Target shall have executed a Joinder Agreement, to the extent required by and in accordance with the terms of Section 5.8, (iv) the Target has financial statements available for the most recent four fiscal quarters prior to the applicable acquisition date for which financial statements would be required to be delivered pursuant Section 5.1 and such financial statements have been provided to the Administrative Agent and (v) such acquisition is not a "hostile" acquisition and has been approved by the board of directors and/or shareholders of the applicable Credit Party and the Target.

     "Permitted Investments" has the meaning set forth in Section 6.5.

     "Permitted Liens" means:

(a)     Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lenders;

(b)     purchase money Liens securing purchase money indebtedness and Liens arising in connection with Capital Leases, to the extent each is permitted under Section 6.1(d);

(c)     Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(d)     carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) any proceedings commenced for the enforcement of such Liens and encumbrances shall have been duly suspended and (ii) adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(e)     reserves, pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f)     deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)     Liens existing on the Closing Date and set forth on Schedule 6.2; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date;

(h)     Liens permitted by Section 6.1(g);

(i)     any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(j)     Liens in favor of the Issuing Lender and/or Swingline Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(k)     Liens in favor of a Bank Product Provider in connection with a Bank Product; provided that such Liens shall secure the Credit Party Obligations on a pari passu basis;

(l)     Cash Collateral relating to Letters of Credit to the extent permitted or required by this Credit Agreement; and

(m)     other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed $30,000,000.

     "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

     "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Pledge Agreement" means the Pledge Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Wells Fargo as its prime commercial lending rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by the Administrative Agent to any debtor).

     "Pro Forma Basis" means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction, subject to reasonable adjustments mutually acceptable to the Borrower and the Administrative Agent.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Recovery Event" means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

     "Register" has the meaning set forth in Section 10.6(c).

     "Regulation T, U, or X" means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Reorganization" means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

     "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

     "Required Lenders" means, at any time, Lenders having more than fifty percent (50%) of the sum of the outstanding Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in any Swingline Loans)), Term Loan A and Bullet Term Loan; provided that the Commitments of, and outstanding principal amount of Loans owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

     "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

     "Responsible Officer" means any of the Chief Executive Officer, Chief Financial Officer and Treasurer or the President of the Borrower.

     "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness or (e) the payment by the Borrower or any of its Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of the Borrower or such Subsidiary.

     "Revolving Commitment" means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Revolving Lender's Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

     "Revolving Commitment Percentage" means, for each Revolving Lender at any time, a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The Revolving Commitment Percentages as of the Closing Date are set out on Schedule 2.1(a).

     "Revolving Committed Amount" means the amount of each Lender's Revolving Commitment as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

     "Revolving Lender" means, as of any date of determination, a Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.

     "Revolving Loans" has the meaning set forth in Section 2.1(a).

     "Revolving Maturity Date" means the date that is five years following the Closing Date; provided, however, if such date is not a Business Day, the Revolving Maturity Date shall be the next succeeding Business Day.

     "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower provided pursuant to Section 2.1(e) in favor of each of the Lenders evidencing the Revolving Loans, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

     "Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

     "Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.

     "Secured Parties" means the Administrative Agent, the Lenders and the Bank Product Providers.

     "Secured Party Designation Notice" means a notice substantially in the form of Schedule 1.1(b).

     "Security" means "security" as defined in Section 2(1) of the Securities Act of 1933, as amended.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

     "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

     "Subordinated Indebtedness" means any Indebtedness (including, without limitation, any intercompany loans) incurred by any Credit Party that is (a) specifically subordinated in right of payment to the prior payment of the Credit Party Obligations on terms acceptable to the Administrative Agent and the Lenders and (b) evidenced by promissory notes, to the extent such Indebtedness is owed to another Credit Party, which promissory notes shall be pledged to the Administrative Agent as Collateral for the Credit Party Obligations.

     "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, "Subsidiary" or "Subsidiaries" means Subsidiaries of the Borrower.

     "Swingline Commitment" means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

     "Swingline Committed Amount" means the amount of the Swingline Lender's Swingline Commitment as specified in Section 2.3(a).

     "Swingline Lender" means Wells Fargo, in its capacity as such.

     "Swingline Loan" or "Swingline Loans" has the meaning set forth in Section 2.3(a).

     "Swingline Note" means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

     "Target" has the meaning set forth in the definition of Permitted Acquisition.

     "Taxes" has the meaning set forth in Section 2.18.

     "Term Loan A" shall have the meaning set forth in Section 2.2(a)(i).

     "Term Loan A Commitment" means, with respect to each Term Loan A Lender, the commitment of such Term Loan A Lender to make its portion of the Term Loan A in a principal amount equal to such Term Loan A Lender's Term Loan A Commitment Percentage of the Term Loan A Committed Amount.

     "Term Loan A Commitment Percentage" means, for any Term Loan A Lender, the percentage identified as its Term Loan A Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(b).

     "Term Loan A Committed Amount" shall have the meaning set forth in Section 2.2(a)(i).

     "Term Loan A Facility" shall have the meaning set forth in Section 2.2(a)(i).

     "Term Loan A Lender" means a Lender holding a Term Loan A Commitment or a portion of the outstanding Term Loan A.

     "Term Loan A Maturity Date" means the date that is five years following the Closing Date; provided, however, if such date is not a Business Day, the Term Loan A Maturity Date shall be the next succeeding Business Day.

     "Term Loan A Note" or "Term Loan A Notes" means the promissory notes of the Borrower (if any) in favor of any of the Term Loan A Lenders evidencing the portion of the Term Loan A provided by any such Term Loan A Lender pursuant to Section 2.2(a)(i), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

     "Term Loans" means the Term Loan A and/or the Bullet Term Loan, collectively or individually, as appropriate.

     "Term Loan Lenders" means the Term Loan A Lenders and/or the Bullet Term Loan Lenders, collectively or individually, as appropriate.

     "Term Loan Commitment Percentages" means the Term Loan A Commitment Percentage and/or the Bullet Term Loan Commitment Percentage, collectively or individually, as appropriate.

     "Transactions" means the closing of this Credit Agreement and the other Credit Documents and the other transactions contemplated hereby and pursuant to the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

     "Type" means, as to any Loan, its nature as an Alternate Base Rate Loan, LIBOR Rate Loan or Swingline Loan, as the case may be.

     "UCC" means the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

     "Unused Fee" has the meaning set forth in Section 2.10(a).

     "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     "Wells Fargo" means Wells Fargo Bank, National Association and its successors.

     "WFS" means Wells Fargo Securities, LLC, together with its successors and assigns.

     "Wholly-Owned Subsidiary" means, at any time, any Subsidiary of which all of the equity interests (except directors' qualifying shares or shares aggregating less than 1% of the outstanding shares of such Subsidiary which are owned by individuals) and Voting Stock are owned by any one or more of the Borrower and the Borrower's other Wholly-Owned Subsidiaries at such time.

1.2     Computation of Time Periods.

     All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

1.3     Accounting Terms.

     Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis except to the extent required to comply with a change in GAAP. All calculations made for the purposes of determining compliance with this Credit Agreement (including, without limitation, calculation of the financial covenants set forth in Section 5.9) shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 5.1, consistent with the annual audited financial statements referenced in Section 3.2) except to the extent required to comply with a change in GAAP; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

     The financial covenants set forth in Section 5.9 for any applicable test period shall be computed on a Pro Forma Basis for any acquisition or sale of assets (including a stock sale) permitted hereunder that occurred during such test period as if such transaction had taken place as of the first day of such applicable test period.

SECTION 2
CREDIT FACILITY

2.1     Revolving Loans.

(a)     Commitment. During the Commitment Period, subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Revolving Lender severally agrees to make Revolving Loans in Dollars (the "Revolving Loans") to the Borrower from time to time in the amount of such Revolving Lender's Revolving Commitment Percentage of such Revolving Loans for the purposes hereinafter set forth; provided that (i) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Revolving Lender individually, the sum of the aggregate principal amount of such Revolving Lender's Revolving Commitment Percentage of outstanding Revolving Loans plus such Revolving Lender's Revolving Commitment Percentage of Swingline Loans plus such Revolving Lender's LOC Commitment Percentage of LOC Obligations shall not exceed such Revolving Lender's Revolving Committed Amount. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)     Revolving Loan Borrowings.

          (i)     Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent not later than 11:00 A.M. on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Revolving Lender's share of any borrowing to be made pursuant thereto.

          (ii)     Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate principal amount of (A) in the case of LIBOR Rate Loans, $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less) and (B) in the case of Alternate Base Rate Loans, $1,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less).

          (iii)     Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2, or at such office as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)     Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Maturity Date.

(d)     Interest. Subject to the provisions of Section 2.6:

          (i)     Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage;

          (ii)     LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e)     Revolving Notes. The Revolving Loans shall be further evidenced by a duly executed Revolving Note in favor of each Revolving Lender in the form of Schedule 2.1(e) attached hereto, if requested by such Revolving Lender.

(f)      Maximum Number of LIBOR Rate Loans. The Borrower will be limited to a maximum number of five (5) LIBOR Rate Loans outstanding at any time. For purposes hereof, LIBOR Rate Loans with separate or different Interest Periods will be considered as separate LIBOR Rate Loans even if their Interest Periods expire on the same date.

2.2     Term Loan A; Bullet Term Loan.

(a)     Term Loan A.

(i)     Term Loan A Committed Amount. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan A Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Term Loan A Lender's Term Loan A Commitment Percentage of a term loan in Dollars (the "Term Loan A") in the aggregate principal amount of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (the "Term Loan A Committed Amount") for the purposes hereinafter set forth (such facility, the "Term Loan A Facility"). Upon receipt by the Administrative Agent of the proceeds of the Term Loan A, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan A Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Term Loan A may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Closing Date; provided, however, that the Term Loan A made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Term Loan A Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan A may not be reborrowed.

(ii)     Repayment of Term Loan A. The principal amount of the Term Loan A shall be repaid in consecutive quarterly installments on the dates set forth below, starting with the full fiscal quarter ending September 30, 2011, based on the quarterly percentages of the original principal amount of the Term Loan A set forth on the table below (provided, however, if such payment date is not a Business Day, such payment shall be due on the next succeeding Business Day), unless accelerated sooner pursuant to Section 7.2:

Quarterly Amortization Payment Dates	Amortization
September 30, 2011	3.75%
December 31, 2011	3.75%
March 31, 2012	3.75%
June 30, 2012	3.75%
September 30, 2012	3.75%
December 31, 2012	3.75%
March 31, 2013	3.75%
June 30, 2013	3.75%
September 30, 2013	3.75%
December 31, 2013	3.75%
March 31, 2014	3.75%
June 30, 2014	3.75%
September 30, 2014	3.75%
December 31, 2014	3.75%
March 31, 2015	3.75%
Term Loan A Maturity Date	The remaining outstanding principal amount of the Term Loan A

The outstanding principal amount of the Term Loan A and all accrued but unpaid interest and other amounts payable with respect to the Term Loan A shall be repaid on the Term Loan A Maturity Date.

(iii)     Interest on the Term Loan. Subject to the provisions of Section 2.6, the Term Loan A shall bear interest as follows:

(A)     Alternate Base Rate Loans. During such periods as the Term Loan A shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(B)     LIBOR Rate Loans. During such periods as the Term Loan A shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Term Loan A shall be payable in arrears on each Interest Payment Date.

(iv)     Term Loan A Notes; Covenant to Pay. The Borrower's obligation to pay each Term Loan A Lender shall be evidenced by this Credit Agreement and, upon such Term Loan A Lender's request, by a duly executed promissory note of the Borrower to such Term Loan A Lender in substantially the form of Schedule 2.2(a). The Borrower covenants and agrees to pay the Term Loan A in accordance with the terms of this Credit Agreement.

(b)     Bullet Term Loan.

(i)     Bullet Term Loan Committed Amount. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Bullet Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Bullet Term Loan Lender's Bullet Term Loan Commitment Percentage of a term loan in Dollars (the "Bullet Term Loan") in the aggregate principal amount of ONE HUNDRED MILLION DOLLARS ($100,000,000) (the "Bullet Term Loan Committed Amount") for the purposes hereinafter set forth (such facility, the "Bullet Term Loan Facility"). Upon receipt by the Administrative Agent of the proceeds of the Bullet Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Bullet Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Bullet Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Closing Date; provided, however, that the Bullet Term Loan made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Bullet Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Bullet Term Loan may not be reborrowed.

(ii)     Repayment of Bullet Term Loan. The outstanding principal amount of the Bullet Term Loan and all accrued but unpaid interest and other amounts payable with respect to the Bullet Term Loan shall be repaid on the Bullet Term Loan Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(iii)     Interest on the Bullet Term Loan. Subject to the provisions of Section 2.6, the Bullet Term Loan shall bear interest as follows:

(A)     Alternate Base Rate Loans. During such periods as the Bullet Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(B)     LIBOR Rate Loans. During such periods as the Bullet Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Bullet Term Loan shall be payable in arrears on each Interest Payment Date.

(iv)     Bullet Term Loan Notes; Covenant to Pay. The Borrower's obligation to pay each Bullet Term Loan Lender shall be evidenced by this Credit Agreement and, upon such Bullet Term Loan Lender's request, by a duly executed promissory note of the Borrower to such Bullet Term Loan Lender in substantially the form of Schedule 2.2(b). The Borrower covenants and agrees to pay the Bullet Term Loan in accordance with the terms of this Credit Agreement.

2.3     Swingline Loan Subfacility.

     (a)     Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Revolving Lenders set forth in this Section, make certain revolving credit loans to the Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans") for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the "Swingline Committed Amount"), and (ii) the sum of the aggregate amount of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

     (b)     Swingline Loan Borrowings.

     (i)     Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon request made by the Borrower not later than 12:00 noon on such Business Day. A notice of request for Swingline Loan borrowing shall be made in the form of Schedule 2.1(b)(i) with appropriate modifications. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof. Notwithstanding anything to the contrary contained herein, the Swingline Lender shall not at any time be obligated to make any Swingline Loan hereunder if any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Swingline Lender has entered into arrangements satisfactory to the Swingline Lender with the Borrower or such Revolving Lender to eliminate the Swingline Lender's risk with respect to such Revolving Lender's obligations in respect of its Swingline Commitment.

     (ii)     Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolving Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Revolving Maturity Date, (B) the occurrence of any Event of Default described in Section 7.1(e), (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a "Mandatory Borrowing"). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 4.2 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (E) the date of such Mandatory Borrowing, or (F) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Revolving Commitments pursuant to Section 7.2), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

     (c)     Interest on Swingline Loans. Subject to the provisions of Section 2.6, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

     (d)     Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.3(d).

     (e)     Cash Collateral. At any point in time in which there is a Defaulting Lender, the Swingline Lender may require the Borrower to cash collateralize the outstanding Swingline Loans in an amount equal to such Defaulting Lender's pro rata share of the outstanding Swingline Loans. Upon such request by the Swingline Lender, the Borrower shall promptly, within three (3) Business Days, cash collateralize the outstanding Swingline Loans in an amount equal to such Defaulting Lender's pro rata share of the outstanding Swingline Loans on terms reasonably satisfactory to the Swingline Lender.

2.4     Letter of Credit Subfacility.

     (a)     Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed TEN MILLION DOLLARS ($10,000,000) (the "LOC Committed Amount"), (ii) the sum of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall not at any time exceed the Aggregate Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers' compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is six (6) Business Days prior to the Revolving Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $50,000 or such lesser amount as the Issuing Lender may agree. Wells Fargo shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date. The Issuing Lender shall be under no obligation to issue any Letter of Credit if any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into arrangements satisfactory to the Issuing Lender with the Borrower or such Defaulting Lender to eliminate the Issuing Lender's risk with respect to such Defaulting Lender's pro rata share of the LOC Obligations.

     (b)     Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

     (c)     Participations. Each Revolving Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

     (d)     Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage plus two percent (2%). Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Revolving Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Revolving Lender's LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Revolving Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e)     Repayment with Loans. On any day on which the Borrower shall have requested, or been deemed to have requested a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a "Mandatory Borrowing") shall be immediately made (without giving effect to any termination of the Revolving Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender's respective Revolving Commitment Percentage (determined before giving effect to any termination of the Revolving Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for a Revolving Loan to be made by the time otherwise required in Section 2.1(b)(i), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Revolving Lender's unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

     (f)     Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

     (g)     Letter of Credit Governing Law. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

     (h)     Cash Collateral. At any point in time in which there is a Defaulting Lender, the Issuing Lender may require the Borrower to cash collateralize the LOC Obligations in an amount equal to such Defaulting Lender's pro rata share of the outstanding Letters of Credit. Upon such request by the Issuing Lender, the Borrower shall promptly, within three (3) Business Days, cash collateralize the outstanding LOC Obligations in an amount equal to such Defaulting Lender's pro rata share of the outstanding Letters of Credit on terms reasonably satisfactory to the Issuing Lender.

2.5     Additional Loans.

(a)     Incremental Term Loans and Revolving Facility Increases. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time prior to the Revolving Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of (i) additional term loans under a new term loan facility under this Credit Agreement (each, an "Incremental Term Loan") and/or (ii) an increase to the Aggregate Revolving Committed Amount (each, a "Revolving Facility Increase") by an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases of up to $100,000,000 ("Incremental Increase Amount").

(b)     Terms and Conditions. The following terms and conditions shall apply to any Incremental Term Loan or Revolving Facility Increase, as applicable: (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Term Loan or Revolving Facility Increase, (ii) the other terms and documentation (other than the Applicable Percentage and other components of yield, which shall be determined as set forth below in clause (c)) in respect of any Incremental Term Loans or Revolving Facility Increase, to the extent not consistent with the Term Loan A Facility or the Revolving Loans, will be reasonably satisfactory to the Administrative Agent, (iii) any loans made pursuant to an Incremental Term Loan and/or Revolving Facility Increase shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (iv) any such Revolving Facility Increase shall have a maturity date no sooner than the Revolving Maturity Date, (v) any such Incremental Term Loan shall have a maturity date no sooner than the Term Loan A Maturity Date and a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Term Loan A (determined, in each case, at the time such Incremental Term Loan is incurred), (vi) any Lenders providing such Incremental Term Loans shall be entitled to the same voting rights as the existing Term Loan Lenders and shall be entitled to receive proceeds of prepayments on the same basis as the existing Term Loan Lenders, (vii) any Lenders providing such Revolving Facility Increase shall be entitled to the same voting rights as the existing Revolving Lenders and shall be entitled to receive proceeds of prepayments on the same basis as the existing Revolving Lenders, (viii) any such Incremental Term Loan or Revolving Facility Increase shall be in a minimum principal amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Incremental Increase Amount, if less), (ix) the proceeds of any such Incremental Term Loan or Revolving Facility Increase will be used for the purposes set forth in Section 3.13, (x) the Borrower shall execute a promissory note in favor of any new Lender or any existing Lender requesting a promissory note, as applicable, who provides an Incremental Term Loan (or has its Term Loan A Commitment increased) or whose Revolving Commitment is increased, as applicable, pursuant to this Section, (xi) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (xii) the Administrative Agent shall have received (A) an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (B) any authorizing corporate documents as the Administrative Agent may reasonably request and (C) if applicable, a duly executed Notice of Borrowing, and (xiii) the Administrative Agent shall have received from the Borrower updated financial projections and an officer's certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Term Loan or Revolving Facility Increase on a Pro Forma Basis, the Borrower will be in compliance with the financial covenants set forth in Section 5.9.

(c)     Applicable Percentage and Yield. The Applicable Percentage and any other components of yield on the Revolving Facility Increase or the Incremental Term Loans (taking into account upfront fees or original issue discount (calculated consistent with generally accepted financial practice and based on an assumed four-year life to maturity) payable to the Lenders making such Revolving Facility Increase or the Incremental Term Loans) may be higher than the then current Applicable Percentage (or any other components of yield) on the Revolving Credit Facility or the Term Loan A Facility (as applicable), but in each case by no more than 50 basis points (it being understood that the Revolving Credit Facility or the Term Loan A Facility pricing will be increased and/or additional fees will be paid to Revolving Lenders or Term Loan A Lenders to the extent necessary to satisfy such requirement).

(d)     Revolving Facility Increase. In connection with the closing of any Revolving Facility Increase, the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments (and shall not be subject to any processing and/or recordation fees) among the Revolving Lenders (which the Borrower shall be responsible for any costs arising hereunder resulting from such reallocation and repayments) of Revolving Loans as necessary such that, after giving effect to such Revolving Facility Increase, each Revolving Lender will hold Revolving Loans and Participation Interests based on its Revolving Commitment Percentage (after giving effect to such Revolving Facility Increase).

(e)     Participation. Participation in any such Incremental Term Loan or Revolving Facility Increase may be offered to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of such Incremental Term Loan or Revolving Facility Increase. The Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) to join this Credit Agreement as Lenders hereunder for any portion of such Incremental Term Loan or Revolving Facility Increase; provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

(f)      Amendments.     The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any such Incremental Term Loan or Revolving Facility Increase.

2.6     Default Rate.

(a)     If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan or converted to an Alternate Base Rate Loan in accordance with the provisions of Section 2.7 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b)     Upon the occurrence and during the continuance of a (i) an Event of Default specified in Section 7.1(a) or (e), the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 10.1. Any default interest owing under this Section 2.6(b) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the applicable Maturity Date.

2.7     Extension and Conversion.

     The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another Type; provided, however, that (a) except as expressly provided otherwise in this Credit Agreement, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) LIBOR Rate Loans may be extended, and Alternate Base Rate Loans may be converted into LIBOR Rate Loans, only if the conditions in Section 4.2 have been satisfied and (c) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii). Any request for extension or conversion of a LIBOR Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a LIBOR Rate Loan into an Alternate Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Rate Loan as, or conversion of an Alternate Base Rate Loan into, a LIBOR Rate Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted, (iii) the Types of Loans into which such Loans are to be converted and, if appropriate and (iv) the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2. In the event the Borrower fails to request extension or conversion of any LIBOR Rate Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such LIBOR Rate Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.8     Prepayments.

     (a)     Voluntary Repayments. Term Loans may be prepaid, and Revolving Loans and Swingline Loans may be repaid, in whole or in part without premium or penalty; provided that (i) LIBOR Rate Loans may be repaid or prepaid only upon three (3) Business Days' prior written notice to the Administrative Agent, and Alternate Base Rate Loans may be repaid only upon at least one (1) Business Day's prior written notice to the Administrative Agent, (ii) repayments or prepayments of LIBOR Rate Loans must be accompanied by payment of any amounts owing under Section 2.17, and (iii) partial repayments or prepayments of the LIBOR Rate Loans shall be in minimum principal amount of $5,000,000, and in integral multiples of $1,000,000 in excess thereof and partial repayments or prepayments of Alternate Base Rate Loans shall be in minimum principal amount of $1,000,000, and in integral multiples of $500,000 in excess thereof. To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this Section shall be applied (i) first to the Bullet Term Loan and (ii) second to the Term Loan A to the remaining principal installments thereof as the Borrower may elect, in either case to the respective Term Loan Lenders in accordance with their respective Term Loan Commitment Percentages.

     (b)     Mandatory Prepayments.

(i)     Revolving Committed Amount. If at any time, the aggregate principal amount of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall exceed the Aggregate Revolving Committed Amount, the Borrower shall immediately make payment on the Loans in an amount sufficient to eliminate the deficiency.

(ii)     Debt Issuances. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (v) below); provided, however, from and after the date upon which the Bullet Term Loan shall have been paid in full, the Borrower shall be permitted to exclude the Net Cash Proceeds obtained in connection with any Debt Issuance from the prepayment requirements hereof to the extent that the same are used to consummate a Permitted Acquisition within twenty (20) Business Days of the receipt thereof; provided further, that any Net Cash Proceeds from any Debt Issuance not utilized to consummate a Permitted Acquisition as set forth above shall be applied as set forth in clause (v) below.

(iii)     Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (v) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of the Net Cash Proceeds derived from any Asset Dispositions in any fiscal year of the Borrower is equal to or greater than $20,000,000 and (B) with respect to Net Cash Proceeds derived from Asset Dispositions in excess of $20,000,000 in any fiscal year, to the extent the Borrower delivers to the Administrative Agent a certificate stating that the Credit Parties intend to use such excess Net Cash Proceeds to acquire like assets useful to the business of the Credit Parties within 180 days of the receipt of such excess Net Cash Proceeds, it being expressly agreed that excess Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and/or cash collateralize the LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (v) below).

(iv)     Recovery Events. Promptly upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Recovery Events, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Recovery Events (such prepayment to be applied as set forth in clause (v) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, Net Cash Proceeds from insurance or condemnation proceeds shall not be required to be so applied (A) until the aggregate amount of the Net Cash Proceeds derived from any Recovery Events in any fiscal year of the Borrower is equal to or greater than $20,000,000 and (B) with respect to Net Cash Proceeds derived from Recovery Events in excess of $20,000,000 in any fiscal year, to the extent the Borrower delivers to the Administrative Agent a certificate stating that Credit Parties intend to use such Net Cash Proceeds to acquire assets useful to the business of the Credit Parties within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and/or cash collateralize the LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (v) below).

(v)     Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied as follows:

(A)     with respect to all amounts prepaid pursuant to Section 2.8(b)(i), (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans and (3) third to cash collateralize the LOC Obligations; and

(B)     with respect to all amounts prepaid pursuant to Sections 2.8(b)(ii) through (iv), (1) first to the Bullet Term Loan, (2) second to the Term Loan A (ratably to the remaining amortization payments thereof), (3) third to the Swingline Loans (without a simultaneous corresponding reduction of the Swingline Committed Amount), (4) fourth to the Revolving Loans (without a simultaneous corresponding reduction of the Revolving Committed Amount) and (5) fifth to a cash collateral account in respect of LOC Obligations (without a simultaneous corresponding reduction of the LOC Committed Amount). Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

     (c)     Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.8 shall not affect the Borrower's obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

2.9     Termination and Reduction of Commitments

     (a)     Voluntary Reductions. The Revolving Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon three (3) Business Days' prior written notice to the Administrative Agent; provided that (i) after giving effect to any voluntary reduction, the aggregate principal amount of Revolving Loans plus Swingline Loans plus LOC Obligations outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in minimum principal amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans plus Swingline Loans plus LOC Obligations would exceed the Aggregate Revolving Committed Amount.

     (b)     Mandatory Reduction. The Revolving Commitment, the LOC Commitment and the Swingline Commitment shall automatically terminate on the Revolving Maturity Date.

2.10     Fees.

     (a)     Unused Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Revolving Lenders holding Revolving Commitments an unused fee (the "Unused Fee") in an amount equal to the Applicable Percentage per annum times the average daily unused amount of the Aggregate Revolving Committed Amount; provided that (i) no Unused Fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any Unused Fee accrued with respect to the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. For purposes of computation of the Unused Fee, LOC Obligations shall be considered usage of the Aggregate Revolving Committed Amount. The Unused Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date (and, if applicable, thereafter on demand). The Unused Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

     (b)     Letter of Credit Fee. In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender a fee (the "Letter of Credit Fee") equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration; provided that (i) any Letter of Credit Fees that accrue in favor of a Defaulting Lender shall be paid to the Issuing Lender for its own account for so long as such Revolving Lender shall be a Defaulting Lender and (ii) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Revolving Lender became a Defaulting Lender and unpaid at such time shall be paid to the Issuing Lender for its own account for so long as such Revolving Lender shall be a Defaulting Lender. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Revolving Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

     (c)     Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) above, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it, such fee to be paid on the date of issuance of any Letter of Credit and (ii) the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Lender Fees").

     (d)     Administrative Agent's Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative agent fee as described in the Administrative Agent's Fee Letter.

2.11     Computation of Interest and Fees.

     (a)     Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

     (b)     Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

2.12     Pro Rata Treatment and Payments.

     (a)     Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Each payment under this Credit Agreement or any Note shall be applied (i) first, to any Fees then due and owing, (ii) second, to interest then due and owing in respect of the Notes of the Borrower and (iii) third, to principal then due and owing hereunder and under the Notes of the Borrower. Each payment on account of the Unused Fees or the Letter of Credit Fees shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than voluntary prepayments or repayments and mandatory prepayments) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing hereunder. Each voluntary repayment and prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8(a). Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with Section 2.8(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's office specified in Section 10.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

     (b)     Allocation of Payments After Event of Default. Notwithstanding any other provision of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

          SECOND, to payment of any fees owed to the Administrative Agent;

          THIRD, to the payment of all reasonable out-of-pocket costs and expenses of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender; provided that attorneys' fees shall be limited to the reasonable fees and expenses of one counsel for the Lenders and any necessary local counsel (limited to one local counsel in each relevant jurisdiction);

          FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Bank Product with a Bank Product Provider);

          FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including, without limitation, the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Bank Product with a Bank Product Provider, any breakage, termination or other payments due under such Bank Product with a Bank Product Provider and any interest accrued thereon);

          SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

          SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders and/or Bank Product Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Bank Products with a Bank Product Provider) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above.

Amounts distributed with respect to any Bank Product Debt shall be the last Bank Product Amount reported to the Administrative Agent; provided that any such Bank Product Provider may provide an updated Bank Product Amount to the Administrative Agent prior to payments made pursuant to this Section. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to the Administrative Agent.

2.13     Non-Receipt of Funds by the Administrative Agent.

     (a)     Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

     (b)     Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate.

     (c)     A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

2.14     Inability to Determine Interest Rate.

     Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

2.15     Illegality.

     Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section shall be submitted by such Lender, through the Administrative Agent, to the Borrower. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

2.16     Yield Protection.

     (a)     If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

     (i)     shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

     (ii)     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;

     (iii)     impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Credit Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein; or

     (iv)     shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans. A certificate as to any additional amounts payable pursuant to this Section shall be submitted by such Lender or the Issuing Lender, through the Administrative Agent, to the Borrower. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

     (b)     If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section shall be submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower.

     (c)     Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered, as the case may be, to the extent that such Lender or the Issuing Lender fails to make a demand for such compensation more than nine (9) months after becoming aware of such change in Requirement of Law giving arise to such increased costs or reductions.

     (d)     The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

2.17     Indemnity.

     The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any repayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a repayment or prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section shall be submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, repayment, prepayment or conversion). The agreements in this Section 2.17 shall survive termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder, but any claims for such additional amounts shall be submitted to the Borrower no later than 6 months following the termination of this Credit Agreement.

2.18     Taxes.

     (a)     All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

     (b)     Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 10.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a "bank" within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN or W-8ECI as set forth in clause (i) above, or (x) a certificate substantially in the form of Schedule 2.18 (any such certificate, a "2.18 Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying such Lender's entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Borrower's request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.18(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

     (c)     Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

     (d)     If the Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower's payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to the Borrower or any other party.

     (e)     The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Notes and all other amounts payable hereunder, but any claims for such additional amounts shall be submitted to the Borrower no later than 6 months following the termination of this Credit Agreement.

2.19     Indemnification; Nature of Issuing Lender's Duties.

     (a)     In addition to its other obligations under Section 2.4, the Borrower hereby agrees to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the negligence, bad faith or willful misconduct of the Issuing Lender or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

     (b)     As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v)  errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

     (c)     In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

     (d)     Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.4 hereof. The obligations of the Borrower under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

     (e)     Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the negligence, bad faith or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

2.20     Replacement of Lenders.

     The Borrower shall be permitted to replace with a financial institution acceptable to the Administrative Agent any Lender (other than Wells Fargo Bank, National Association) that (a) requests reimbursement for amounts owing pursuant to 2.15, 2.16 or 2.18(a) or (b) is then in default of its obligation to make Loans hereunder; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15, 2.16(a) or 2.18(c), as applicable, so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15, 2.16 or 2.18(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.20, the Borrower may, upon two (2) Business Days' prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

2.21     Defaulting Lenders.

     Notwithstanding any provision of this Credit Agreement to the contrary (other than with respect to Section 2.10(b)), if any Lender becomes a Defaulting Lender, then any amount paid by the Borrower for the account of a Defaulting Lender under this Credit Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Credit Agreement, second to the payment of interest accruing at the Default Rate and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to pay principal then due and payable to the non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the non-Defaulting Lenders, and sixth to pay amounts owing under this Credit Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Loans of the Lenders to be held on a pro rata basis in accordance with their respective Revolving Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender and any amounts held in the segregated non-interest bearing account referenced above shall be distributed to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender.

SECTION 3
REPRESENTATIONS AND WARRANTIES

     To induce the Lenders to enter into this Credit Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

3.1     Existing Indebtedness.

     Schedule 3.1 sets forth a complete and correct list of all outstanding Indebtedness of the Borrower and its Subsidiaries as of June 30, 2009, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Borrower or its Subsidiaries that have not been reflected in the public filings of the Borrower with the Securities and Exchange Commission since June 30, 2009. Schedule 3.1 also separately sets forth a complete and correct list of all outstanding Indebtedness of the Borrower and its Subsidiaries as of the date of this Credit Agreement. Neither the Borrower nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Borrower or such Subsidiary with an outstanding principal amount in excess of $2,500,000, and no event or condition exists with respect to any such Indebtedness of the Borrower or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

3.2     Financial Statements.

     The Borrower has delivered to the Administrative Agent copies of the financial statements of the Borrower and its Subsidiaries referenced in Section 4.1(g). All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

3.3     No Material Adverse Change.

     Since June 30, 2009, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

3.4     Organization; Existence.

     Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has the corporate or company power and authority, as applicable, to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Credit Agreement and the other Credit Documents and to perform the provisions hereof and thereof.

3.5     Authorization; Power; Enforceable Obligations.

     This Credit Agreement and the other Credit Documents have been duly authorized by all necessary corporate or company action, as applicable, on the part of the Borrower and the other Credit Parties, and this Credit Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Borrower and the other Credit Parties enforceable against the Borrower and any such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.6     Consent; Government Authorizations.

     Other than actions required to be taken under the Pledge Agreement to perfect Liens in the Collateral, no approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the other Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties.

3.7     No Material Litigation.

     (a)     Both before and after giving effect to the Acquisition, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (b)     Both before and after giving effect to the Acquisition, neither the Borrower nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.8     No Default.

     No Default or Event of Default has occurred and is continuing.

3.9     Taxes.

     The Borrower and its Subsidiaries have filed all tax returns (federal, state, local and foreign) that are required to have been filed in any jurisdiction, and have paid all income taxes shown to be due and payable (including interest and penalties) on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. None of the Credit Parties or their respective Subsidiaries are aware, as of the Closing Date, of any proposed tax assessments against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect. The Federal income tax liabilities of the Borrower and its Subsidiaries have been paid for all fiscal years up to and including the fiscal year ended June 30, 2009.

3.10     ERISA.

     (a)     Each Credit Party and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither any Credit Party nor any ERISA Affiliate has incurred any liability pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) or for failure to comply with the provisions of Title I of ERISA and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Credit Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Credit Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or to excise tax provisions including Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

     (b)     The present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under all Single Employer Plans, determined with respect to each Single Employer Plan as of the most recent valuation date prior to the date on which this representation is made on the basis of the actuarial assumptions specified for funding purposes in the Single Employer Plan's most recent actuarial valuation report, did not exceed the fair market value of the assets of the Single Employer Plans by more than $500,000 in the aggregate for all such Plans.

     (c)     Neither any Credit Party nor any ERISA Affiliate has incurred any withdrawal liabilities under Section 4201 of ERISA or is subject to contingent withdrawal liabilities under Section 4204 of ERISA with respect to any Multiemployer Plan that individually or in the aggregate are Material. Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in Reorganization, Insolvency, or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is reasonably expected to be in Reorganization, Insolvency, or terminated.

     (d)     The expected post-retirement benefit obligation (as defined in the Accounting Standards Codification, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the each Credit Party and its ERISA Affiliates is not Material.

     (e)     The execution and delivery of this Credit Agreement and the other Credit Documents hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

3.11     Governmental Regulations, Etc.

     (a)     No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No Indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meaning of Regulation U does not constitute more than 25% of the value of the Consolidated Assets of the Borrower and its Subsidiaries. Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

     (b)     The Borrower is not (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

     (c)     The use of the proceeds of the Loans hereunder will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, none of the Credit Parties is or will (i) become a person whose property or interest in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) to its knowledge, engage in any dealings or transactions, or be associated with, any such person.

3.12     Subsidiaries.

     (a)     Schedule 3.12 is, as of the Closing Date and as of the last date such schedule was required to be updated in accordance with Section 5.2, (except as noted therein) a complete and correct list of the Borrower's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Borrower and each other Subsidiary and whether each such Subsidiary is a Material Subsidiary.

     (b)     All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 3.12 as being owned by the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable (except as such non-assesability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and are owned by the Borrower or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3.12).

     (c)     Each Subsidiary identified in Schedule 3.12 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

3.13     Use of Proceeds.

     The Extensions of Credit will be used solely (a) to finance in whole or in part the Acquisition, (b) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries, (c) to finance the payment of fees and expenses incurred in connection with the Acquisition and (d) to provide for the working capital and general corporate requirements of the Borrower, including Permitted Acquisitions.

3.14     Contractual Obligations; Compliance with Laws; No Conflicts.

     The execution, delivery and performance by the Borrower and the other Credit Parties, as applicable, of this Credit Agreement and the other Credit Documents will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than pursuant to the Credit Agreement) in respect of any property of the Borrower or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, by-laws or other organizational documents, or any other Material agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any Material order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary or (c) violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries (except those as to which waivers or consents have been obtained) that would reasonably be expected to result in a Material Adverse Effect.

3.15     Accuracy and Completeness of Information.

     All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrower or any Credit Party in writing to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to the Borrower or any Credit Party which has, or would reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Borrower furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower or any Credit Party to the Administrative Agent and/or the Lenders.

3.16     Environmental Matters.

     (a)     Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by the any of the Credit Parties and their Subsidiaries (the "Properties") do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

     (b)     Except where such violation would not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Credit Parties (the "Business").

     (c)     Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower nor any of its Subsidiaries have knowledge of any such threatened notice.

     (d)     Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

     (e)     Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

     (f)     Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

3.17     Solvency.

     The fair saleable value of the Credit Parties' assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged and (b) has incurred or believes that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due.

3.18     No Burdensome Restrictions.

     None of the Borrower or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.19     Title to Property; Leases.

     The Borrower and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 3.2 and Section 5.1 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or as permitted pursuant to Section 6.4), in each case free and clear of Liens prohibited by this Credit Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

3.20     Insurance.

     The insurance coverage of the Borrower and its Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.20 and such insurance coverage complies with the requirements set forth in Section 5.5.

3.21     Licenses and Permits.

     The Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.22     Anti-Terrorism Laws.

     Neither the making of the Loans hereunder nor the Borrower's use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or is in violation of any Federal statute or Presidential Executive Order, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism)(collectively, "Anti-Terrorism Laws").

3.23     Consummation of Acquisition.

     The Acquisition and related Transactions have been consummated substantially in accordance with the terms of the Acquisition Documents as of the Closing Date. As of the Closing Date, the Acquisition Documents have not been altered, amended or otherwise modified or supplemented in any material respect or any material condition thereof waived without the prior written consent of the Administrative Agent. Each of the representations and warranties made in the Acquisition Documents by the Credit Parties and their Subsidiaries or, to the knowledge of the Credit Parties, made by any third party is true and correct in all material respects.

3.24     Collateral Representations.

     Set forth on Schedule 3.24, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of (i) 100% (or, if less, the full amount owned by such Credit Party) of the issued and outstanding Capital Stock owned by such Credit Party of each Domestic Subsidiary that is a Material Subsidiary, (ii) 66% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) owned by such Credit Party of each first-tier Foreign Subsidiary that is a Material Subsidiary and (iii) all other Capital Stock required to be pledged to the Administrative Agent pursuant to the Pledge Agreement or Section 5.12 hereof.

3.25     Pledge Agreement.

     The Pledge Agreement creates valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Pledge Agreement, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, prior to all other Liens other than Permitted Liens.

3.26     Compliance with OFAC Rules and Regulations.

(a)     None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b)     None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

3.27     Classification of Senior Indebtedness.

     The Credit Party Obligations constitute "Senior Indebtedness", "Designated Senior Indebtedness" or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.28     Labor Matters.

     There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date and as of the Closing Date none of the Credit Parties or their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage. As of the Closing Date, no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries. As of the Closing Date, there are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against any Credit Party.

3.29     Material Contracts.

     Schedule 3.29 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2. Each Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof. The Credit Parties have delivered to the Administrative Agent a true and complete copy of each Material Contract.

SECTION 4
CONDITIONS

4.1     Conditions to Closing.

     This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Loans is subject to, the satisfaction of the following conditions precedent:

     (a)     Execution of Credit Agreement and Credit Documents. Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement, (ii) multiple counterparts of the Pledge Agreement and (iii) for the account of each Lender that requests a Revolving Note, Revolving Notes, for the account of the Swingline Lender, a Swingline Note, for the account of each Lender that requests a Term Loan A Note, Term Loan A Notes and for the account of each Lender that requests a Bullet Term Loan Note, Bullet Term Loan Notes, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

     (b)     Legal Opinion. Receipt by the Administrative Agent of a legal opinion of counsel to the Credit Parties relating to this Credit Agreement and the other Credit Documents and the transactions contemplated herein and therein, in form and substance reasonably acceptable to the Administrative Agent, which opinion shall include, without limitation, an opinion that the execution, delivery and performance of the Credit Documents and the performance of the transactions contemplated thereby will not conflict with, result in a breach of, require any consent or permit any acceleration of (or require repayment of) any Indebtedness of the Credit Parties or under any of the Credit Parties' organizational documents and material agreements.

     (c)     Absence of Legal Proceedings. The absence of any Material pending or, to the knowledge of the Borrower, threatened action, suit, investigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower or any of its Subsidiaries.

     (d)     Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent), each (other than with respect to clause (iv)) certified by the secretary or assistant secretary of the Borrower as of the Closing Date to be true and correct and in force and effect pursuant to a certificate substantially in the form attached hereto as Schedule 4.1(d):

          (i)     Articles of Incorporation. Copies of the articles of incorporation or charter documents of the Credit Parties certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization.

          (ii)     Resolutions. Copies of resolutions of the board of directors or comparable managing body of the Credit Parties approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof.

          (iii)     Bylaws. Copies of the bylaws, operating agreement or partnership agreement of the Credit Parties certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

          (iv)     Good Standing. Copies, where applicable, of certificates of good standing, existence or its equivalent of each of the Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the State of organization and each other State in which the failure to so qualify and be in good standing would reasonably be expected to have a Material Adverse Effect.

     (e)     Officer's Certificate. Receipt by the Administrative Agent of a certificate, in form and substance reasonably satisfactory to it, of the chief financial officer certifying that (i) the Borrower and each of the other Credit Parties is solvent as of the Closing Date and (ii) the Borrower, on a consolidated basis with its Subsidiaries, is in compliance as of March 31, 2010 on a Pro Forma Basis after giving effect to the Transactions with all of the financial covenants in Section 5.9 both before and after giving effect to any Loans to be made on the Closing Date.

     (f)     Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

     (g)     Financial Information. Receipt by the Administrative Agent of (i) copies of audited consolidated financial statements for the Borrower and its Subsidiaries for the three fiscal years most recently ended for which financial statements are available and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available, (ii) copies of satisfactory audited consolidated financial statements for the Acquired Company and its Subsidiaries for the three fiscal years most recently ended for which financial statements are available and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available, (iii) consolidated financial statements for the Borrower and its Subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available prepared on a Pro Forma Basis for the Transactions and a balance sheet of the Borrower and its Subsidiaries as of the Closing Date prepared on a Pro Forma Basis for the Transactions and (iv) five year projections prepared by management of the Borrower of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, which shall be prepared on a quarterly basis for the first year after the Closing Date and annually thereafter for the term of the Credit Agreement.

     (h)     Capital Structure/Other Documentation. Receipt by the Administrative Agent of any information requested by it relating to the corporate and capital structure of the Borrower and its Subsidiaries.

     (i)     Flow of Funds. Receipt by the Administrative Agent of a sources and uses table and payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Borrower on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

     (j)     Repayment of Existing Indebtedness. All existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (excluding the Existing EFT Commerce Bank Facility and the Existing First State Bank Facility and other existing Indebtedness listed on Schedule 3.1) shall have been repaid in full and terminated and the Administrative Agent shall have received such evidence of such repayment and termination as the Administrative Agent may reasonably require.

     (k)     Consents. The Administrative Agent shall have received evidence that all necessary governmental, corporate, shareholder and third party consents and approvals, if any, in connection with the financings and other transactions contemplated hereby (including the Acquisition) have been received and no condition exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby.

     (l)     No Material Adverse Change. (i) No material adverse change shall have occurred since June 30, 2009 in the business, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole and (ii) since December 31, 2009, there shall not have occurred a Company Material Adverse Effect (as such term is defined in the Acquisition Documents).

     (m)     Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act (as defined in Section 8.10) including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.

     (n)     Acquisition Documents. The Administrative Agent shall have (i) reviewed and approved in its sole discretion all of the Acquisition Documents and there shall not have been any material modification, amendment, supplement or waiver to the Acquisition Documents without the prior written consent of the Administrative Agent, and the Acquisition shall have been consummated in accordance with the terms of the Acquisition Documents (without waiver of any conditions precedent to the obligations of any party thereto) and no law or regulation will be applicable, or event will have occurred, nor will any litigation or investigation be pending or, to the knowledge of any Credit Party, threatened, that could reasonably be expected to impose materially adverse conditions, or which could reasonably be expected to have a material adverse effect, upon the consummation of the Acquisition or any of the other Transactions, (ii) received a copy, certified by an officer of the Borrower as true and complete, of each Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto and (iii) received satisfactory evidence of all consents and approvals required pursuant to the terms of the Acquisition Agreement, including the consent of the board of directors of the sellers of the Acquired Company.

     (o)     Bankruptcy/Litigation. There (i) shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof and (ii) does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority with respect to any Credit Party or any Subsidiary thereof.

     (p)     Leverage Ratio. The Borrower shall demonstrate to the satisfaction of the Administrative Agent that the Leverage Ratio of the Credit Parties and their Subsidiaries is not greater than 1.75 to 1.0, calculated on a Pro Forma Basis after giving effect to the Transactions, for the twelve-month period ending as of the most recent quarter prior to the Closing Date for which financial statements are available, such calculations to be reasonably satisfactory to the Administrative Agent.

     (q)     Minimum Liquidity. The Administrative Agent shall have received evidence that the Minimum Liquidity of the Credit Parties is at least $35,000,000 after giving effect to the initial Extensions of Credit on the Closing Date; provided, however, there shall be no less than $25,000,000 of the Revolving Committed Amount available after giving effect to the initial Extensions of Credit on the Closing Date.

     (r)     Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i)      (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches;

(ii)      completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

(iii)      stock or membership certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement and undated stock or transfer powers duly executed in blank; and

(iv)      to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's and the Secured Parties' security interest in the Collateral.

     (s)     Fees and Expenses. Receipt by the Administrative Agent and the Lenders of all fees and expenses, if any, then owing pursuant to the Fee Letter, the Administrative Agent Fee Letter, Section 2.10 or any other Credit Document.

     (t)     Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agents and the Required Lenders.

4.2     Conditions to All Extensions of Credit.

     The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

     (a)     Representations and Warranties. The representations and warranties made by the Borrower herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall in all material respects be true and correct on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

     (b)     No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

     (c)     Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Commitment.

     (d)     Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied and (ii) there shall exist no Revolving Lender that is a Defaulting Lender unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Lender's risk with respect to such Defaulting Lender's pro rata share of the LOC Obligations.

     (e)     Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Revolving Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Swingline Lender's risk with respect to such Defaulting Lender's obligations in respect of its Swingline Commitment.

     Each request for an Extension of Credit (including extensions and conversions) and each acceptance by the Borrower of an Extension of Credit (including extensions and conversions) shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions in subsections (a) and (b) of this Section have been satisfied. Notwithstanding the foregoing, the Borrower may at any time elect to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loans (or to extend existing Alternate Base Rate Loans) pursuant to the terms of this Credit Agreement; provided, however, except as expressly provided otherwise in this Credit Agreement, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto.

SECTION 5
AFFIRMATIVE COVENANTS

     The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full (other than contingent indemnity obligations and continuing obligations under Bank Products), the Credit Parties shall, and shall cause each Subsidiary to:

5.1     Financial Statements.

     Furnish, or cause to be furnished, to the Administrative Agent and the Lenders:

(a)     as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended June 30, 2010) (or, if earlier, within five (5) business Days after such date as the Borrower is required to file its annual report on Form 10-K for such fiscal year with the Securities and Exchange Commission (taking into account any extension of time available under Rule 12b-25 of the Securities Exchange Act of 1934)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)     as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2010) (or, if earlier, within five (5) business Days after such date as the Borrower is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission (taking into account any extension of time available under Rule 12b-25 of the Securities Exchange Act of 1934)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)     as soon as available, but in any event at least 10 days before the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein, except as provided by Section 1.3 and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.

5.2     Certificates; Other Information.

     Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

     (a)     Accountant's Certificate and Reports. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.

     (b)     Officer's Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to such Responsible Officer's knowledge, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Credit Party has observed or performed its covenants and other agreements hereunder and under the other Credit Documents, and satisfied the conditions contained in this Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof) and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 5.9 as of the last day of the period covered by such financial statements. A form of Officer's Certificate is attached as Schedule 5.2(b).

     (c)     Management Letter. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

     (d)     Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.12 and Schedule 3.24 to the extent required to be updated to make the representation in Sections 3.12 and 3.24 true and correct and (ii) an updated copy of Schedule 3.29 if any new Material Contract has been entered into since the Closing Date or since such Schedule was last updated, as applicable, together with a copy of each new Material Contract.

     (e)     Changes in Corporate Structure. Within ten days prior to any merger, consolidation, dissolution or other change in corporate structure of any Credit Party or any of its Material Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in corporate structure to the Administrative Agent.

     (f)     Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

5.3     Notices.

     Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

     (a)     Defaults. Promptly (but in any event within two (2) Business Days), after any Credit Party knows thereof, the occurrence of any Default or Event of Default.

     (b)     Legal Proceedings. Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental or Governmental Authority proceeding) known to any Credit Party, relating to the Borrower or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

     (c)     ERISA. Promptly, on any Credit Party gaining knowledge of (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, (ii) a failure by any Credit Party or any ERISA Affiliate to make any required contribution to a Single Employer Plan required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto, (iii) the creation of any Lien on the assets of any Credit Party or any ERISA Affiliate in favor of the PBGC or a Plan (other than a Permitted Lien), or (iv) with respect to any Multiemployer Plan, the assessment of any withdrawal liability against any Credit Party or any ERISA Affiliate, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; and in each case in clauses (i) and (iv) above, such event or condition would reasonably be expected to have a Material Adverse Effect.

     (d)     Other. Promptly, any other development or event which a Responsible Officer gains knowledge of which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.4     Maintenance of Existence; Compliance with Laws; Contractual Obligations.

     (a)     Preserve and keep in full force and effect its corporate existence. Subject to Section 6.4, each Credit Party will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged with or dissolved into the Borrower or a Subsidiary) and all rights and franchises of itself and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b)     Comply with all Requirements of Law, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and ERISA, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (c)     Fully perform and satisfy all of its obligations under all of its contractual obligations except to the extent that failure to perform and satisfy such obligations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5     Maintenance of Property; Insurance.

     (a)     Maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 5.5 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b)     Maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

5.6     Inspection of Property; Books and Records; Discussions.

     Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records at any reasonable time, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.

5.7     Use of Proceeds.

     Use the Loans solely for the purposes provided in Section 3.13.

5.8     Additional Guarantors.

     (a)     Cause each of the Borrower's Material Subsidiaries which is not a party to this Credit Agreement, whether newly formed, after acquired or otherwise existing, to become a "Guarantor" hereunder by way of execution of a Joinder Agreement no later than thirty (30) days after such Subsidiary is classified as a Material Subsidiary pursuant to the provisions set forth below. For purposes of determining compliance with this Section 5.8(a), (i) each newly formed or otherwise existing Subsidiary of the Borrower shall be tested for classification as a Material Subsidiary annually upon the delivery of the financial statements referenced in Section 5.1(a) and (ii) each Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition shall be tested on a Pro Forma Basis for classification as a Material Subsidiary on the date of such acquisition.

     (b)     Where Subsidiaries of the Borrower that are not Credit Parties hereunder (the "Non-Guarantor Subsidiaries") shall at any time have more than twenty percent (20%), in the aggregate, of the total (gross) revenues of all of the Subsidiaries of the Borrower (collectively, the "Threshold Requirement"), the Borrower shall so notify the Administrative Agent and shall cause one or more Subsidiaries to become a "Guarantor" hereunder by (a) executing a Joinder Agreement and (b) delivering such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent such that immediately after the joinder of such Subsidiaries as Guarantors hereunder, the remaining Non-Guarantor Subsidiaries shall not, either individually or as a group, exceed the Threshold Requirement.

     For purposes of determining compliance with this Section 5.8(b), the Threshold Requirement shall be tested (i) annually upon the delivery of the financial statements referenced in Section 5.1(a) and (ii) at the time any Permitted Acquisition is consummated on a Pro Forma Basis. The Credit Parties shall comply with this Section 5.8(b) no later than thirty (30) days following any such test which demonstrates that the Credit Parties are not in compliance with the Threshold Requirement set forth above.

     (c)     Notwithstanding anything to the contrary contained in clauses (a) or (b) above, a Guaranty by Foreign Subsidiaries will be required only to the extent such Guaranty would not have material adverse federal income tax consequences for the Borrower (by constituting an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code of 1986, as amended (the "Code"), triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Code without corresponding credits or other offsets).

5.9     Financial Covenants.

     (a)     Leverage Ratio. On a consolidated basis, maintain a Leverage Ratio as of the end of each fiscal quarter of the Borrower of less than or equal to 2.75 to 1.0.

     (b)     Interest Coverage Ratio. On a consolidated basis, maintain an Interest Coverage Ratio as of the end of each fiscal quarter of the Borrower of greater than or equal to 4.0 to 1.0.

5.10     Payment of Obligations.

     File all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Borrower nor any Subsidiary need pay any such tax or assessment if (a) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefore in accordance with GAAP on the books of the Borrower or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.11     Environmental Laws.

     (a)     Comply in all material respects with and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

     (b)     Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect; and

     (c)     Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or their Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

5.12     Pledged Assets.

     Each Credit Party will cause 100% of the Capital Stock in each of its direct or indirect Domestic Subsidiaries that are Material Subsidiaries or Guarantors (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 66% (to the extent the pledge of a greater percentage would be unlawful or would cause any materially adverse tax consequences to the Borrower or any Guarantor) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries that are Material Subsidiaries, in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Pledge Agreement or such other security documents as the Administrative Agent shall reasonably request.

5.13     Further Assurances; Post-Closing Requirements.

     (a)     Public/Private Designation. The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, "Information Materials") and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as "Public Information" and (ii) that are not Public Information as "Private Information".

     (b)     Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

     (c)     Further Assurances. Upon the reasonable request of the Administrative Agent, the Credit Parties shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

     (d)     Post Closing Covenant.

          (i)     Within seventy-five (75) days after the Closing Date (or such longer time as agreed to by the Administrative Agent in its sole discretion), the Administrative Agent and the Lenders shall have received pro forma consolidated financial statements for the Borrower and its Subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Acquisition and the Transactions relating thereto (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments reasonably acceptable to the Administrative Agent).

          (ii)     Within thirty (30) days after the Closing Date (or such longer time as agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received an original certificate of good standing, existence or its equivalent for Symitar Systems, Inc. certified as of a recent date by the appropriate Governmental Authority of the state of California.

SECTION 6
NEGATIVE COVENANTS

     The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full (other than contingent indemnity obligations and continuing obligations under Bank Products), the Credit Parties shall not and shall not permit any Subsidiary to:

6.1     Indebtedness.

At any time, create, incur, assume or suffer to exist any Indebtedness, except:

     (a)     Indebtedness represented by the Credit Party Obligations;

     (b)     Indebtedness of any Subsidiary owing to the Borrower or any Guarantor;

     (c)     Indebtedness existing as of the Closing Date and set forth on Schedule 3.1;

     (d)     Indebtedness of the Borrower and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

     (e)     Indebtedness and obligations owing under (i) Bank Products and (ii) other Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

     (f)     Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1;

     (g)     Indebtedness under the Existing First State Bank Credit Facility so long as the aggregate principal amount outstanding thereunder shall not exceed $8,000,000 at any time and so long as such Indebtedness is unsecured except for liens on assets not having a value in excess of $1,000,000;

     (h)     Indebtedness under the Existing EFT Commerce Bank Credit Facility so long as the aggregate principal amount outstanding thereunder shall not exceed $10,000,000 at any time;

     (i)     Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $30,000,000; and

     (j)     other Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $250,000,000; provided that (i)  such Indebtedness shall be unsecured, (ii) the terms of such Indebtedness shall not include any maintenance financial covenants, (iii) the maturity date of such Indebtedness shall be no earlier than twelve months following the Revolving Maturity Date and such Indebtedness shall not be subject to amortization payments prior to such date and (iv) the covenants of such Indebtedness are no more restrictive in any material respect than the covenants contained in this Credit Agreement unless otherwise approved by the Administrative Agent.

6.2     Liens.

     Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

6.3     Nature of Business.

     Alter the character of its business in any material respect from that conducted as of the Closing Date (after giving effect to the Acquisition).

6.4     Mergers, Sale of Assets and Indebtedness of Subsidiaries.

     (a)     Dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time; provided that the following, without duplication, shall be expressly permitted:

     (i)     the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business

     (ii)     the sale, transfer or other disposition of cash and Cash Equivalents;

     (iii)     (A) the disposition of property or assets as a direct result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries, so long as the net proceeds therefrom are used to replace such machinery, parts and equipment or to purchase or otherwise acquire new assets or property within 180 days of receipt of the net proceeds;

     (iv)     the sale, lease or transfer of property or assets between Credit Parties;

     (v)     sale leaseback transactions to the extent permitted pursuant to Section 6.10;

     (vi)     the sale, lease or transfer of property or assets from a Subsidiary of the Borrower that is not a Credit Party to a Credit Party;

     (vii)      the termination of any Bank Product; and

     (viii)     the sale, lease or transfer of property or assets not to exceed $50,000,000 in the aggregate in any fiscal year;

     provided, that, (A) in the case of clauses (i), (iii) and (viii) above, at least 50% of the consideration received therefor by the Borrower or any such Subsidiary is in the form of cash or Cash Equivalents and (B) in the case of clause (viii) above, no Default or Event of Default shall exist or shall result therefrom; or

     (b)     enter into any transaction of merger or consolidation, except for (i) investments or acquisitions permitted pursuant to Section 6.5, and (ii) the merger or consolidation of a Credit Party or a Subsidiary that is not a Credit Party with and into a Credit Party; provided that, in any case, if the Borrower is a party thereto, the Borrower will be the surviving corporation.

6.5     Advances, Investments and Loans.

     At any time make or permit to remain outstanding any loan or advance to, or guarantee, endorse (other than endorsement of checks for collection or deposit) or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or Securities of, or any other interest in, or make any capital contribution to, or purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of (other than purchases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) (collectively, "Investments"), any Person, except that (each of the following, collectively, "Permitted Investments"):

(a)     the Borrower and any Subsidiary may (i) make Investments in and loans or advances to any Credit Party and (ii) own the Capital Stock of each of its Subsidiaries;

(b)     the Borrower and any Subsidiary may make Permitted Acquisitions and the Acquisition;

(c)     the Borrower and its Subsidiaries may own, purchase or acquire cash and Cash Equivalents;

(d)     the Borrower and its Subsidiaries may make loans and advances to employees (other than any officer or director) of the Borrower or its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(e)     the Borrower and its Subsidiaries may make loans and advances for business purposes to any officer or director of the Borrower or its Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding;

(f)     the Borrower and its Subsidiaries may enter into Bank Products and other Hedging Agreements to the extent permitted hereunder;

(g)     the Borrower and its Subsidiaries may enter into Guarantees of Indebtedness to the extent permitted under Section 6.1;

(h)     the Borrower and its Subsidiaries may make Investments consisting of extensions of credit, including without limitation, in the nature of advances to suppliers and accounts receivable, arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and investments by the Borrower or any of its Subsidiaries in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss;

(i)     the Borrower and its Subsidiaries may acquire, through any acquisition or any series of related acquisitions (a "Minor Acquisition"), the assets or a majority of the Voting Stock of a Person that is incorporated, formed or organized in the United States, or any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States, in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as the aggregate consideration paid for any such individual Minor Acquisition does not exceed the lesser of (i) $80,000,000 or (ii) 10% of Consolidated Assets determined at such time; provided, that (A) no Default or Event of Default shall then exist or would exist after giving effect to such Minor Acquisition and (B) such Minor Acquisition is not a "hostile" acquisition and has been approved by the board of directors and/or shareholders of the applicable Credit Party and the target of such Minor Acquisition;

(j)     the Borrower and its Subsidiaries may make Investments in non-cash proceeds received in a transaction permitted under Section 6.4(a); and

(k)     the Borrower and its Subsidiaries may make or permit to remain outstanding any Investment in any other Person, which is not otherwise included in the foregoing clauses (a) through (j), inclusive, provided that the aggregate of such Investments shall not, at any time, exceed 5% of Consolidated Assets determined at such time.

Investments shall be valued at cost, less any return of capital thereon.

6.6     Transactions with Affiliates.

     Enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except (a) pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate, (b) loans and advances to any officer or director to the extent permitted pursuant to Section 6.5(e), (c) the issuance or sale of any Capital Stock of the Borrower or the receipt by the Borrower of any capital contribution from its shareholders and (d) the payment of customary compensation and fees in the ordinary course of business paid to, and indemnity provided on behalf of, officers or directors of the Borrower or any Subsidiary.

6.7     Fiscal Year; Organizational Documents; Material Contracts; Subordinated Indebtedness.

(a)     Neither change its fiscal year nor amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent, nor without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit (to the extent it has the power to do so) the amendment, modification, cancellation or termination of any of the Material Contracts, except in the event that such amendments, modifications, cancellations or terminations would not reasonably be expected to have a Material Adverse Effect.

(b)     Without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Indebtedness or any Indebtedness incurred pursuant to Section 6.1(j) in a manner that is materially adverse to the interests of the Lenders.

6.8     Limitation on Restricted Actions.

     Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to the Borrower on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to the Borrower, (c) make loans or advances to the Borrower, (d) sell, lease or transfer any of its properties or assets to the Borrower, or (e) act as a guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law , (iii) any instrument or document governing Indebtedness incurred pursuant to (A) Section 6.1(d); provided that such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (B) Section 6.1(i) and 6.1(j) and Guaranty Obligations in respect thereof, but in each case only to the extent such encumbrance or restriction excepts the Credit Party Obligations on terms reasonably acceptable to the Administrative Agent, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder or (v) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

6.9     Restricted Payments.

     Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or distributions payable solely in the same class of Capital Stock of such Person or in options, warrants or other rights to purchase such Capital Stock, (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries) or, with respect to Subsidiaries of the Borrower, such Subsidiaries immediate parent entity, (c) so long as no Default or Event of Default has occurred or is continuing or would result therefrom, (i) dividends paid by the Borrower on account of any shares of any class of Capital Stock of the Borrower and (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower; provided, that the aggregate amount paid by the Borrower with respect to clauses (i) - (ii) above in any fiscal year shall not exceed an aggregate amount equal to $50,000,000, (d) so long as no Default or Event of Default has occurred or is continuing or would result therefrom, to the extent the $50,000,000 basket contained in clause (c) above has been fully utilized for such fiscal year, to make additional Restricted Payments in any fiscal year so long as the Credit Parties demonstrate to the satisfaction of the Administrative Agent that immediately after giving effect to such Restricted Payment (i) the Leverage Ratio will be no greater than 2.25 to 1.0 (calculated on a Pro Forma Basis after giving effect to any Indebtedness incurred in connection with such Restricted Payment) and (ii) the Minimum Liquidity of the Credit Parties is at least $50,000,000, (e) the Borrower may exchange Capital Stock of the Borrower for other Capital Stock of the Borrower and (f) the Borrower may make repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with the vesting of Capital Stock or the exercise or exchange of warrants, options or rights to acquire Capital Stock; provided, that the aggregate amount paid by the Borrower with respect to such repurchases, redemptions or other acquisitions in this clause (f) in any fiscal year shall not exceed an aggregate amount equal to $5,000,000.

6.10     Sale Leasebacks.

     Directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease or leases obligating any Credit Party to pay more than $5,000,000 in the aggregate in any fiscal year of the Borrower, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which the Borrower has sold or transferred or is to sell or transfer or (b) which the Borrower intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Borrower in connection with such lease.

6.11     No Further Negative Pledges.

     Enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to (i) Section 6.1(d); provided that such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (ii) Sections 6.1(i) and 6.1(j), but in each case only to the extent such agreement excepts the Credit Party Obligations from such prohibition or restriction on terms reasonably acceptable to the Administrative Agent; provided, however, to the extent such document or instrument contains no such prohibition or restriction, the approval of the Administrative Agent shall not be required, (c) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (d) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

SECTION 7
EVENTS OF DEFAULT

7.1     Events of Default.

     An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

     (a)     The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any Fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time); or

     (b)     Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

     (c)     (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.4(a) or 5.9 or in Section 6 and such failure shall continue unremedied for a period of five Business Days; (ii) any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1 and such failure shall continue unremedied for a period of ten Business Days; (iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above) and such failure is not cured within thirty (30) days after the earlier of the Borrower obtaining knowledge thereof or the Borrower's receipt of written notice thereof from the Administrative Agent; or (iv) any Credit Party or any of its Subsidiaries shall breach or default any payment obligation under any Hedging Agreement that is a Bank Product; or

     (d)     Any Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $2,500,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $2,500,000 in the aggregate for the Credit Parties or their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

     (e)     (i) Any Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (f)     One or more judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $30,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

     (g)     (i) Any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings under Title IV of ERISA shall commence to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Credit Party or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

     (h)     There shall occur a Change of Control; or

     (i)     The Guaranty or any provision thereof shall cease to be in full force and effect (other than in accordance with the terms hereof) or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor's obligations under the Guaranty or shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant to the Credit Documents; or

     (j)     Any other Credit Document shall fail to be in full force and effect (other than in accordance with the terms hereof) or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party Obligation, or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral; or

     (k)     Any uninsured damage to or loss, theft or destruction of any assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $30,000,000 (excluding customary deductible thresholds established in accordance with historical past practices); or

     (l)     The Credit Parties or any of their Subsidiaries shall default in (i) the payment when due under any Material Contract or (ii) the performance or observance, of any obligation or condition of any Material Contract and, in the case of this clause (ii) only, such failure to perform or observe such other obligation or condition continues unremedied for a period of thirty (30) days after notice of the occurrence of such default (or, if shorter, any applicable grace period thereunder) unless, but only as long as, the existence of any such default is being contested by the Credit Parties in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Credit Parties to the extent required by GAAP; or

     (m)     The subordination provisions contained in any Subordinated Indebtedness shall cease to be in full force and effect or shall cease to give the Lenders and other Secured Parties the rights, powers and privileges as senior lenders purported to be created thereby.

7.2     Acceleration; Remedies.

     Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any of the following actions (including any combination of such actions):

          (a)     Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

          (b)     Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations (including, without limitation, Fees) of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Lenders hereunder to be due and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to 105% of the maximum amount which may be drawn under Letters of Credit then outstanding, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

          (c)     Enforcement of Rights. Exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.

          (d)     Rights Under Applicable Law. Exercise any and all rights and remedies available to the Administrative Agent or the Lenders under applicable law.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.

SECTION 8
AGENCY PROVISIONS

8.1     Appointment and Authority.

     Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

8.2     Nature of Duties.

     Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.3     Exculpatory Provisions.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)     shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.

     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4     Reliance by Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5     Notice of Default.

     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

8.6     Non-Reliance on Administrative Agent and Other Lenders.

     Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

8.7     Indemnification.

     The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (in each case to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee's gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

8.8     Administrative Agent in Its Individual Capacity.

     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.9     Successor Administrative Agent.

     The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Credit Documents, the provisions of this Section and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

     Any resignation by Wells Fargo Bank, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

8.10     Collateral and Guaranty Matters.

(a)     The Lenders and the Bank Product Providers irrevocably authorize and direct the Administrative Agent:

(i)      to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or the cash collateralization thereof), (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4 or (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)      to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2; and

(iii)      to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor (for any reason other than such Guarantor no longer being a Material Subsidiary) as a result of a transaction permitted hereunder.

(b)     In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower's expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

8.11     Bank Products.

     No Bank Products Provider that obtains the benefits of Sections 2.12 and 7.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Credit Party Obligations arising under Bank Products unless the Administrative Agent has received written notice of such Credit Party Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Bank Product Provider.

SECTION 9
GUARANTY

9.1     The Guaranty.

     In order to induce the Lenders to enter into this Credit Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Bank Product Providers as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower owed to the Administrative Agent, the Lenders and the and the Bank Product Providers. If any or all of the indebtedness becomes due and payable hereunder or under any Bank Product with a Bank Product Provider, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Bank Product Providers in collecting any of the Credit Party Obligations. The word "indebtedness" is used in this Section 9 in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower and the Guarantors, including specifically all Credit Party Obligations, arising in connection with this Credit Agreement, the other Credit Documents or Bank Product with a Bank Product Provider, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower and the Guarantors may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (including, without limitation, the Bankruptcy Code or its non-U.S. equivalent).

9.2     Bankruptcy.

     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Bank Product Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e) as applicable to the Borrower or any Subsidiaries of the Borrower, and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or other applicable law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

9.3     Nature of Liability.

     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor's liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Credit Party Obligations that the Administrative Agent, such Lenders or such Bank Product Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

9.4     Independent Obligation.

     The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

9.5     Authorization.

     Each of the Guarantors authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

9.6     Reliance.

     It is not necessary for the Administrative Agent, the Lenders or any Bank Product Providers to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.7     Waiver.

          (a)     Each of the Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent's, any Lender's or any Bank Product Provider's power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full. Each of the Guarantors, to the extent permitted by law, waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

          (b)     Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

          (c)     Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or the Bank Product Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Bank Product Provider (collectively, the "Other Parties") and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full, no Credit Document remains in effect and the Commitments have been terminated (other than (i) contingent indemnification obligations and (ii) any obligations under Bank Products). Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations shall have been paid in full, no Credit Document remains in effect and the Commitments have been terminated (other than (i) contingent indemnification obligations and (ii) any obligations under Bank Products).

9.8     Limitation on Enforcement.

     The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Bank Product Provider under any Bank Product provided by such Bank Product Provider. The Lenders and the Bank Product Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

9.9     Confirmation of Payment.

     The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations under the Credit Documents which are the subject of this Guaranty and termination of the Commitments relating thereto (other than (i) contingent indemnification obligations and (ii) any obligations under Bank Products), confirm to the Borrower, the Guarantors or any other Person that the Credit Party Obligations under the Credit Documents have been paid in full and the Commitments relating thereto terminated (other than (i) contingent indemnification obligations and (ii) any obligations under Bank Products), subject to the provisions of Section 9.2.

SECTION 10
MISCELLANEOUS

10.1     Amendments and Waivers.

     Neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

     (i)     reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.8(b), nor any amendment of Section 2.8(b) or the definitions of Asset Disposition, Debt Issuance or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note; or

     (ii)     amend, modify or waive any provision of this Section 10.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

     (iii)     amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent; or

     (iv)     release all or substantially all of the Guarantors from their obligations under the Guaranty or release all or substantially all of the value of the Collateral, except as otherwise provided for herein, without the written consent of all the Lenders; or

     (v)     amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

     (vi)     amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Bank Product Provider directly affected thereby;

     (vii)      without the consent of Revolving Lenders holding in the aggregate more than 50% of the outstanding Revolving Commitments (or if the Revolving Commitments have been terminated, the aggregate principal amount of outstanding Revolving Loans), amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so;

     (viii)     amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(b) without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

     (ix)      amend the definitions of "Hedging Agreement," "Bank Product," or "Bank Product Provider" without the consent of any Bank Product Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action.

     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the other Credit Parties, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Section 8 (other than the provisions of Sections 8.9 and 8.10); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

     The Borrower shall be permitted to replace with a replacement financial institution acceptable to the Administrative Agent any Lender (other than Wells Fargo Bank, National Association) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section 10.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (3) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (4) the Borrower shall be liable to such replaced Lender under Section 2.17 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (6) until such time as such replacement shall be consummated, the Borrower shall pay to the replaced Lender all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18(a), as the case may be, (7) the Borrower provides at least three (3) Business Days' prior notice to such replaced Lender, and (8) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 10.1, the Borrower may, upon two (2) Business Days' prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

10.2     Notices.

     (a)     All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and in the case of the Lenders to the addresses (or telecopier numbers) set forth in the Administrative Questionnaires, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

               if to the Borrower:

Jack Henry & Associates, Inc.
663 Highway 60
Monett, Missouri 65708

Attn:      Jack Prim, CEO
Kevin Williams, CFO
Telephone:      (417) 235-6652
Telecopy:      (417) 235-4281

with a copy to:

Jack Henry & Associates, Inc.
10910 W. 87th St.
Lenexa, Kansas 66214

Attn: Robert Schendel, General Counsel
Telephone: (913) 341-3434
Telecopy: (913) 495-1111

if to the Administrative Agent:

Wells Fargo Bank, National Association
One South Broad Street
MAC Y1375-080
Philadelphia, Pennsylvania 19107-3426
Attention: Casey Connelly
Telephone: (267) 321-7028

with a copy to:

Wells Fargo Bank, National Association
90 S. 7th Street, 7th Floor
MAC N9305-075
Minneapolis, Minnesota 55402-3903
Attention: Jeremy Schultz
Telecopier: (612) 667-7251
Telephone: (612) 667-9301

     (b)     Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.3     No Waiver; Cumulative Remedies.

     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4     Survival of Representations and Warranties.

     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full (other than contingent indemnity obligations and continuing obligations under Bank Products).

10.5     Payment of Expenses and Taxes.

     The Credit Parties jointly and severally agree (a) to pay or reimburse the Administrative Agent and the Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Lead Arrangers (subject to any limits agreed to by the Borrower and the Administrative Agent), (b) subject to the last sentence of Section 5.6, to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents (provided, that the Borrower shall not be responsible for the reasonable fees and disbursements of more than one counsel to the Lenders and any necessary local counsel (limited to one local counsel in each relevant jurisdiction)) to the Administrative Agent and to the Lenders, (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, (d) to pay or reimburse each Lender and the Administrative Agent for any costs, fees or expenses incurred in connection with any investigation (including, without limitation, background checks) performed to determine whether the Borrower or any of its Subsidiaries or any officer, director, shareholder or affiliate of the Borrower or any of its Subsidiaries has violated any Anti-Terrorism Laws or other similar law and (e) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to Indemnified Liabilities arising from the negligence or willful misconduct of the Administrative Agent or any such Lender, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 10.5 shall survive repayment of the Loans, Notes and all other Credit Party Obligations.

10.6     Successors and Assigns; Participations; Purchasing Lenders.

(a)     Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder (other then in a transaction permitted under Section 6.4) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)      Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount (it being understood and agreed that Commitments shall be aggregated with respect of a Lender and its Approved Funds for purposes of this calculation) of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)     in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any portion of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of any portion of the Term Loan A Facility or Bullet Term Loan Facility (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)      Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.

(iii)      Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) a Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)     the consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

(iv)      Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)      No Assignment to a Credit Party. No such assignment shall be made to any Credit Party or any Credit Party's Affiliates or Subsidiaries.

(vi)      No Assignment to Natural Persons. No such assignment shall be made to a natural person.

     Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell Participation Interests to any Person (other than a natural person or any Credit Party or any Credit Party's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement.

     Any agreement or instrument pursuant to which a Lender sells such a Participation Interest shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)     Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.16 and 2.18 than the applicable Lender would have been entitled to receive with respect to the Participation Interest sold to such Participant, unless the sale of the Participation Interest to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the Participation Interest sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18 as though it were a Lender.

(f)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7     Adjustments; Set-off.

     (a)     Each Lender agrees that if any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     (b)     In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower and the other Credit Parties to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any currency, whether arising hereunder, under any other Credit Document or any Bank Product with a Bank Product Provider provided by such Lender pursuant to the terms of this Credit Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any such Credit Party, or against anyone else claiming through or against any such Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.8     Table of Contents and Section Headings.

     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

10.9     Counterparts.

     This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

10.10     Effectiveness.

     This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent (or counsel to the Administrative Agent) or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

10.11     Severability.

     Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12     Integration.

     This Credit Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.13     GOVERNING LAW.

     This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

10.14     Arbitration.

          (a)     The parties hereto hereby agree to be bound by the provisions of this Section 10.14. Notwithstanding the provisions of Section 10.15 to the contrary, upon demand of any party hereto, whether made before or after institution of any Dispute between or among parties to this Credit Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Credit Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Credit Agreement.

          Arbitration shall be conducted under and governed by Arbitration Rules of the AAA and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. The parties hereto do not waive applicable Federal or state substantive law except as provided herein. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to Bank Products.

          (b)     Notwithstanding the preceding binding arbitration provisions, the Administrative Agent, the Lenders and the Credit Parties agree to preserve, without diminution, certain remedies that the Administrative Agent on behalf of the Lenders may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. The Administrative Agent on behalf of the Lenders shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, setoff, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy case; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to the Administrative Agent's entitlement on behalf of the Lenders to exercise such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

          (c)     The parties hereto agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

          (d)     Each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in North Carolina and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available.

10.15     Consent to Jurisdiction and Service of Process.

(a)     Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(b)     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Credit Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c)     Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.16     Confidentiality.

     Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, that, to the extent permitted by law, the Administrative Agent shall provide written notice thereof to the Borrower prior to such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Bank Product or any action or proceeding relating to this Credit Agreement, any other Credit Document or Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (g) (i) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case under this clause (g), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and shall agree to keep such information confidential), (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

     For purposes of this Section, "Information" means all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.17     Acknowledgments.

     The Borrower and the other Credit Parties each hereby acknowledges that:

     (a)     it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

     (b)     neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

     (c)     no joint venture exists among the Lenders or among the Borrower and the Lenders.

10.18     Waivers of Jury Trial.

     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19     Patriot Act Notice.

     Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

10.20     Resolution of Drafting Ambiguities.

     Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Credit Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

10.21     Continuing Agreement.

     This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement and obligations under Bank Products) have been paid in full and all Commitments and Letters of Credit have been terminated (or cash collateralized). Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations. Upon this Credit Agreement becoming effective, the Existing Credit Agreement shall be deemed amended and restated by this Credit Agreement and all obligations of the lenders under the Existing Credit Agreement to make extensions of credit thereunder shall terminate.

10.22     Press Releases and Related Matters.

     Other than with respect to regulatory disclosures required by law, Governmental Authorities or regulatory authorities, the Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Credit Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

10.23     Appointment of Borrower.

     Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes under this Credit Agreement and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

10.24     No Advisory or Fiduciary Responsibility.

     In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm's-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and WFS, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and of the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and WFS each is and has been acting solely as a principal and is not the financial advisor (other than in connection with the Acquisition), agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor WFS has assumed or will assume an advisory (other than in connection with the Acquisition), agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or WFS has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent nor WFS has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents or in the engagement letter for the Acquisition; (d) the Administrative Agent and WFS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor WFS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and WFS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or WFS with respect to any breach or alleged breach of agency or fiduciary duty.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	JACK HENRY & ASSOCIATES, INC.,
a Delaware corporation

By:
Name:
Title:

GUARANTORS:	JACK HENRY SOFTWARE/COMMLINK, INC.,
a Texas corporation

By:
Name:
Title:

JACK HENRY SYSTEMS, INC.,
a Texas corporation

By:
Name:
Title:

JACK HENRY SERVICES, INC.,
a Texas corporation

By:
Name:
Title:

SYMITAR SYSTEMS, INC.,
a California corporation

By:
Name:
Title:

PEMCO TECHNOLOGY SERVICES, INC.,
a Washington corporation

By:
Name:
Title:

GOLDLEAF FINANCIAL SOLUTIONS, INC.,
a Tennessee corporation

By:
Name:
Title:

IPAY TECHNOLOGIES HOLDING COMPANY, LLC,
a Delaware limited liability company

By:
Name:
Title:

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:
Name:
Title:

[LENDER],
as a Lender

By:
Name:
Title: